Exhibit 10.12

LEASE AGREEMENT

EXETER 3222 PHOENIXVILLE, L.P.

Landlord

AND

NEURONETICS, INC.

Tenant

AT

3222 PHOENIXVILLE PIKE

MALVERN, PENNSYLVANIA

LEASE AGREEMENT

THIS LEASE AGREEMENT is made by and between EXETER 3222 PHOENIXVILLE, L.P., a Pennsylvania limited partnership (“Landlord”) and NEURONETICS, Inc., a Delaware corporation (“Tenant”), and is dated as of the date on which this Lease has been fully executed by Landlord and Tenant.

1. Basic Lease Terms and Definitions.

(a) Premises: Suite 300, consisting of approximately 32,485 rentable square feet as shown on Exhibit “A”.

(b) Building: Approximate rentable square feet: 200,000

 Address: 3222 Phoenixville Pike, Malvern, Pennsylvania

(c) Term: 93 months (plus any partial month from the Commencement Date until the first day of the next full calendar month during the Term). In the event that Tenant validly exercises either or both of the Renewal Options pursuant to Section 29 of this Lease, then all references herein to “Term” shall be deemed to include the Renewal Terms (as applicable).

(d) Commencement Date: The earlier of (i) fifteen (15) days following the date that the Tenant Improvements are Substantially Completed, estimated to be April 15, 2013 (the “Estimated Commencement Date”), but in no event earlier than April 15, 2013; or (ii) the date Tenant commences regular business operations in the Premises. The parties acknowledge that Tenant’s exercising Tenant’s early access rights pursuant to Section 2(d) hereof shall not be considered taking possession of the Premises for the purpose of establishing the Commencement Date.

(e) Expiration Date: 11:59 p.m. on the last day of the Term.

(f) Minimum Annual Rent: Payable in monthly installments as follows:

Period (In Months)	Annual	Monthly
1 - 9 (The “Free Rent Period”)	N/A	$0.00
10 – 12	N/A	$28,424.38
13 – 24	$388,195.75	$32,349.65
25 – 36	$399,841.62	$33,320.14
37 – 48	$411,836.23	$34,319.68
49 – 60	$424,191.32	$35,349.27
61 – 72	$436,917.06	$36,409.75
73 – 84	$450,024.57	$37,502.05
85 – 93	N/A	$38,627.11

Notwithstanding anything to the contrary, during the Free Rent Period, Tenant shall be liable for payment of all Annual Operating Expenses as set forth in Section 6 hereof and all utilities as set forth in Section 7 hereof.

(g) Annual Operating Expenses: $125,392.10, payable in monthly installments of $10,449.34, subject to adjustment as provided in this Lease.

(h) Tenant’s Share: 16.24% (also see Additional Definitions).

(i) Use: General office and warehouse use.

(j) Security Deposit: $350,000 to be held pursuant to the provisions of Section 27 below.

(k) Intentionally Deleted.

(l) Addresses For Notices:

Landlord:	Tenant:

c/o Exeter Property Group, LLC 140 W. Germantown Pike, Suite 150 Plymouth Meeting, PA 19462 Attn: Chief Financial Officer

Before the Commencement Date:

31 General Warren Boulevard

Malvern, PA 19355

Attention: Chief Financial Officer

After the Commencement Date:

At the Premises

Attention: Chief Financial Officer

With a required copy to:

Matthew J. Swett, Esquire

Pepper Hamilton LLP

3000 Two Logan Square

18th and Arch Streets

Philadelphia, PA 19103

(m) Additional Definitions: See Rider for the definitions of other capitalized terms.

(n) Contents: The following are attached to and made a part of this Lease:

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Rider – Additional Definitions	Exhibits:

“A” – Plan showing Premises

“B” – Building Rules

“C” – Plans and Specifications

“D” – Signs

“E” – Form of Subordination of Lien Waiver

“F” – Form of SNDA

“G” – Parking Areas

“H” – Commencement Date Memorandum

2. Premises. Landlord leases to Tenant and Tenant leases from Landlord the Premises, together with the right in common with others to use the Common Areas. Tenant shall have access to the Premises, 24 hours per day, 365 days per year, subject to reasonable security requirements, periodic maintenance and emergency situations and to all of the terms and conditions of this Lease. Subject to Landlord’s obligations with respect to the Tenant Improvements, Tenant accepts the Premises, Building and Common Areas “AS IS”, without relying on any representation, covenant or warranty by Landlord other than as expressly set forth in this Lease. Landlord and Tenant stipulate and agree to the rentable square footage set forth in Section 1 above without regard to actual measurement.

(a) Landlord shall cause to be constructed, in compliance with applicable Laws, the tenant improvements described on Exhibit “C” (the Tenant Improvements”). All bids received and subsequent documentation shall be available for Tenant’s review on an “open book” basis and Tenant shall be permitted to participate in the construction meetings (which shall be held not less frequently than twice per month) and in the selection process; provided, however, that all contractors shall be selected by Landlord in Landlord’s sole but reasonable discretion. All construction documents and drawings and similar documents for the Tenant Improvements shall be subject to Tenant’s approval, not to be unreasonably withheld. If Tenant fails to respond to any request for such approval within two (2) business days, then such approval shall be deemed given. Tenant shall have the right to inspect the progress of the Tenant Improvements upon reasonable advance notice to Landlord. Landlord shall cause the Tenant Improvements to be done in a good and workmanlike manner, and Landlord shall diligently and expeditiously pursue the issuance of a building permit for the construction of the Tenant Improvements. Landlord shall cause the Tenant Improvements to be carried forward expeditiously and with adequate work forces so as to achieve Substantial Completion of the Tenant Improvements on or before the Estimated Commencement Date. In constructing the Tenant Improvements, Landlord reserves the right to make substitutions of material of equivalent grade and quality if any specified material shall not be readily and reasonably available upon prior notice to Tenant. Upon the Tenant Improvements being Substantially Completed, Landlord shall notify Tenant, and Tenant or its Agents shall inspect the Tenant Improvements with Landlord within three (3) business days of receipt of such notice from Landlord. Within three (3) business days following such inspection, Tenant shall deliver to Landlord a punchlist of defective or

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incomplete portions of the Tenant Improvements. Landlord shall cause such punchlist items to be repaired or completed within thirty (30) days of Landlord’s receipt of the punchlist. Upon completion of all punchlist items to Tenant’s reasonable satisfaction, it shall be presumed that all of the Tenant Improvements shall be free from latent defects in materials and workmanship, excluding however, all repairs required in connection with routine maintenance and those repairs caused by Tenant. Notwithstanding the foregoing, Landlord shall repair, at its sole cost and expense, any latent defects in the Tenant Improvements discovered within one (1) year following the Substantial Completion of the Tenant Improvements.

(b) Notwithstanding the foregoing, in the event that the Tenant Improvements are not Substantially Completed, in whole or in part, due to Tenant Delay, then the Free Rent Period shall be reduced for every day of such delay, and if such delay is longer than the Free Rent Period, Tenant’s obligation to pay Rent hereunder shall not be affected or deferred on account of such delay, and the Commencement Date shall be deemed to be the date that the Tenant Improvements would have been Substantially Completed but for such Tenant Delay.

(c) Following the determination of the Commencement Date, the parties shall execute a commencement date memorandum memorializing the Commencement Date, Free Rent Period, Expiration Date, and Tenant’s acceptance of the Premises in the form of Exhibit “H” attached hereto.

(d) Commencing on the date that is approximately thirty (30) days prior to the date that the Tenant Improvements are reasonably expected to be Substantially Completed, Landlord shall permit Tenant to enter the Premises in order to commence installing its furniture, equipment, cabling and wiring and fixtures, subject to Tenant obtaining, at Tenant’s sole cost and expense, all Permits required in connection with the installation thereof. With respect to such early access, all provisions of this Lease shall then be in full force and effect, specifically including, but not limited to, Sections 8 and 10 hereof (excluding however, Tenant’s obligation to pay Monthly Rent and utilities). Furthermore, Tenant’s entry in the Premises shall not interfere with Landlord’s construction of the Tenant Improvements and any such interference shall be considered a Tenant Delay hereunder. In connection with such early access, Tenant shall follow the policies and safety directives of Landlord’s contractor.

3. Use. Tenant shall occupy and use the Premises only for the Use specified in Section l above. Tenant shall not permit any conduct by its Agents or employees or condition which may endanger, unreasonably disturb or otherwise interfere with any other Building occupant’s normal operations or with the management of the Building. Tenant shall not use or permit, by its Agents or employees, the use of any portion of the Property for outdoor storage or installations outside of the Premises. Tenant may use all Common Areas only for their intended purposes. Landlord shall have exclusive control of all Common Areas at all times, except as otherwise expressly provided herein.

4. Term; Possession. The Term of this Lease shall commence on the Commencement Date and shall end on the Expiration Date, unless extended or sooner terminated in accordance with this Lease. If Landlord is delayed in delivering

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possession of all or any portion of the Premises to Tenant as of the Commencement Date, Tenant will take possession on the date Landlord delivers possession, which date will then become the Commencement Date (and the Expiration Date will be extended so that the length of the Term remains unaffected by such delay). Subject to this Section 4, Landlord shall not be liable for any loss or damage to Tenant resulting from any delay in delivering possession due to the holdover of any existing tenant or other circumstances outside of Landlord’s reasonable control. In the event that the Tenant Improvements are not Substantially Completed within one hundred (100) days following the date that Landlord receives a building permit to commence the Tenant Improvements in the Premises (the “Delivery Date”), subject to Tenant Delay or force majeure (in the event of either, the Delivery Date shall be extended by one (1) day for each one (1) day of Tenant Delay or force majeure), Landlord shall credit Tenant against Minimum Annual Rent due under this Lease an amount equal to the holdover portion of Tenant’s existing rental obligations under Tenant’s existing Lease actually incurred by Tenant following the Delivery Date, which Tenant represents to Landlord is equal to $17,031.13 per month. Notwithstanding anything in this Lease to the contrary, if the Commencement Date has not occurred on or before one hundred ninety (190) days following the date that Landlord receives a building permit for the Tenant Improvements, for any reason other than Tenant Delay or force majeure, then Tenant shall have the right to terminate this Lease by written notice to Landlord, as Tenant’s sole and exclusive remedy with respect to such delay, except as provided above, subject to Tenant giving Landlord thirty (30) days’ advance written notice of its intention to terminate this Lease if Substantial Completion shall not occur within such thirty (30) day period, in which event all amounts prepaid or deposited by Tenant hereunder shall be promptly returned to Tenant.

5. Rent; Taxes. Tenant agrees to pay to Landlord, without demand, deduction or offset, Minimum Annual Rent and Annual Operating Expenses for the Term. Tenant shall pay the Monthly Rent, in advance, on the first day of each calendar month during the Term, at Landlord’s address designated in Section 1 above unless Landlord designates otherwise; provided that Monthly Rent for the first full month (after the Free Rent Period) shall be paid at the signing of this Lease. If the Commencement Date is not the first day of the month, the Monthly Rent for that partial month shall be apportioned on a per diem basis and shall be paid on or before the Commencement Date. Tenant shall pay Landlord a service and handling charge equal to 5% of any Rent not paid within 5 days after the date due, provided that for the first such instance in any calendar year that Rent is not paid when due, such service and handling charge shall not be assessed unless such Rent remains unpaid for five (5) days after Tenant’s receipt of written notice of such nonpayment from Landlord. In addition, any Rent, including such charge, not paid within 5 days after the due date will bear interest at the Interest Rate from the date due to the date paid. Tenant shall pay before delinquent all taxes levied or assessed upon, measured by, or arising from: (a) the conduct of Tenant’s business; (b) Tenant’s leasehold estate to the extent assessed upon Tenant; or (c) Tenant’s property and trade fixtures. Additionally, Tenant shall pay to Landlord all sales, use, transaction privilege, or other excise tax that may at any time be levied or imposed upon, or measured by, any amount payable by Tenant under this Lease.

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6. Operating Expenses.

(a) The amount of the Annual Operating Expenses set forth in Section 1 above represents Tenant’s Share of the estimated Operating Expenses for the calendar year in which the Term commences. Landlord may adjust such amount from time to time if the estimated Annual Operating Expenses increase or decrease; Landlord may also invoice Tenant separately from time to time for Tenant’s Share of any extraordinary or unanticipated Operating Expenses, but not more than two (2) times per calendar year. Each year (and as soon as practical after the expiration or termination of this Lease or, at Landlord’s option, after a sale of the Property), Landlord shall provide Tenant with a statement of Operating Expenses (“Statement”) for the preceding calendar year or part thereof. Within 30 days after delivery of the Statement to Tenant, Landlord or Tenant shall pay to the other the amount of any overpayment or deficiency then due from one to the other or, at Landlord’s option, Landlord may credit Tenant’s account for any overpayment.

(b) If Tenant does not give Landlord notice within sixty (60) days after receiving Landlord’s Statement that Tenant disagrees with the Statement and specifying the items and amounts in dispute, Tenant shall be deemed to have waived the right to contest such Statement. If Tenant disagrees with such Statement, Tenant shall, pending the resolution of such dispute, nonetheless pay all of Tenant’s Share of the Annual Operating Expenses in accordance with the Statement furnished by Landlord. Tenant, at Tenant’s expense (except as set forth below), may audit the Statement or reconciliation under the following conditions: (A) Tenant provides notice of its intent to audit within sixty (60) days after receiving the Statement setting forth with specificity the items in dispute; (B) the audit is performed by Tenant or a certified public accountant that has not been retained on a contingency basis or other basis where its compensation relates to the cost savings of Tenant; (C) the audit is completed no later than sixty (60) days after the date Landlord makes all of the necessary books and records available to Tenant or Tenant’s auditor and provides written notice of such availability to Tenant; (D) the audit must be conducted during normal business hours, at the location where Landlord maintains its books and records; (E) the contents of the books and records of Landlord shall be kept confidential by Tenant, its auditor and its other professional advisors, other than as required by Laws or in connection with any legal proceeding between the parties; and (F) in the event that Tenant or its auditor determines that an overpayment is due Tenant, Tenant or Tenant’s auditor shall produce a detailed report addressed to both Landlord and Tenant with its calculated conclusions within fifteen (15) days after the completion of the audit. Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s audit. Upon the resolution of such dispute, any amount due Tenant (if any) shall be credited against future payments of Rent or, if no further Rent is due, pay such amount to Tenant within thirty (30) days after the date of such resolution. Tenant shall be responsible for all costs, expenses and fees incurred in connection with its audit; provided, however, if the parties determine through Tenant’s audit that Tenant has overpaid its Annual Operating Expenses by more than five percent (5%), Landlord shall pay the reasonable third-party costs of such audit not to exceed $2,000.00. Landlord’s and Tenant’s obligation to pay any overpayment or deficiency due the other pursuant to this Section and Tenant’s examination rights set forth in this subsection (b) shall survive the expiration or termination of this Lease. Notwithstanding any other provision of this Lease to the contrary, Landlord may, in its reasonable discretion, determine from time to time the method of computing and allocating Operating Expenses, including the method

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of allocating Operating Expenses to various types of space within the Building to reflect any disparate levels of services provided to different types of space. If the Building is not fully occupied during any period, Landlord may make a reasonable adjustment based on occupancy in computing the Operating Expenses that vary based on occupancy for such period so that such Operating Expenses are computed as though the Building had been fully occupied.

7. Utilities.

(a) Tenant shall pay for water, sewer, gas, electricity, heat, power, telephone and other communication services and any other utilities supplied to the Premises. Landlord shall cause the Premises to be separately metered for electricity on or before the Commencement Date. Except for any utilities that are not separately metered (for which Landlord shall invoice Tenant for the cost or include the cost in Operating Expenses), Tenant shall obtain utility service in its own name and timely pay all charges directly to the provider. In the event that any meter serving the Premises is not functioning properly or during the period that such meter is being repaired, Tenant shall be responsible for its pro rata share of utility usage based upon Landlord’s reasonable estimate. Landlord shall not be responsible or liable for any interruption in such services, nor shall such interruption affect the continuation or validity of this Lease. Landlord shall have the exclusive right to select, and to change, the companies providing such services to the Building or Premises so long as such companies charge competitive, market rates. Any wiring, cabling or other equipment necessary to connect Tenant’s telecommunications equipment shall be Tenant’s responsibility, and shall be installed in a manner reasonably approved by Landlord. In the event Tenant’s consumption of any utility or other service included in Operating Expenses is excessive when compared with other occupants of the Property, Landlord may invoice Tenant separately for, and Tenant shall pay on demand, the cost of Tenant’s excessive consumption, as reasonably determined by Landlord. Landlord agrees to apply a similar standard to the other tenants in the Building whose electricity use is not metered. If any utility service to the Premises is interrupted due to the negligence or willful misconduct of Landlord or its Agents or Landlord’s failure to comply with its obligations under this Lease (a “Service Interruption”) and such Service Interruption causes all or a material portion of the Premises to be untenantable (the “Affected Space”) for a period of four (4) or more consecutive business days after written notice thereof from Tenant to Landlord (“Interruption Notice”), then, provided that Tenant has actually ceased all of its operations in the Affected Space for the conduct of its business, all Rent shall abate in the proportion that the rentable square footage of the Affected Space actually vacated and untenantable by Tenant bears to the rentable square footage of the Premises, which abatement shall commence on the fifth (5th) business day following Landlord’s receipt of the Interruption Notice and expire on the earlier of Tenant’s re-commencement of operations in the Affected Space or the date that the Service Interruption is remedied. Notwithstanding the foregoing, Tenant shall not be entitled to abatement or any other remedy to the extent that the Service Interruption is caused in whole or in part by the negligence or willful misconduct of Tenant or Tenant’s Agents or Tenant’s failure to comply with its obligations under this Lease. Tenant agrees that the rental abatement described herein shall be Tenant’s sole remedy in the event of a Service Interruption that is not covered under any casualty or condemnation provisions of this Lease, and Tenant hereby waives any other rights against Landlord in connection

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therewith. In the event that the Service Interruption shall continue for a period in excess of sixty (60) consecutive days, such Service Interruption shall be treated as a casualty as of the sixty-first (61st) day, in which event the provisions of Section 15 below shall apply.

(b) From time to time, at Landlord’s option, Landlord may estimate the monthly cost for all utilities that are not being directly metered and billed to Tenant and bill Tenant the estimated amount therefor. All such estimated amounts shall be paid together with Monthly Rent. Landlord shall deliver to Tenant at least semi-annually (or more frequently at Landlord’s election) a statement indicating the actual amount of Tenant’s share of such utilities based upon the actual utility invoiced (as may be applicable). If any reconciliation of utilities reveals that any additional payments are due, Tenant shall pay such deficiency to Landlord within thirty (30) days after invoice therefor accompanied by such reconciliation documentation. If the reconciliation reveals that Tenant has overpaid utilities for such period, Landlord shall credit such overpayment against Rent hereunder, or if the Term has expired, pay such amount to Tenant within thirty (30) days following such reconciliation. Landlord’s and Tenant’s obligation to pay any overpayment or deficiency due the other pursuant to this Section shall survive the expiration or termination of this Lease.

8. Insurance; Waivers; Indemnification.

(a) Landlord shall maintain insurance against loss or damage to the Building or the Property with coverage for perils as set forth under the “Causes of Loss-Special Form” (including coverage for the perils of flood and earthquake, if applicable) or equivalent property insurance policy in an amount equal to the full insurable replacement cost of the Building (excluding coverage of Tenant’s personal property and any Alterations by Tenant), commercial general liability insurance in commercially reasonable amounts with commercially reasonable deductibles as required by any Mortgagee, or, if none, as would be carried by a prudent owner of a similar building in the area of the Property, and such other insurance, including rent loss coverage, as Landlord may reasonably deem appropriate or as any Mortgagee may require.

(b) Tenant, at its expense, shall keep in effect commercial general liability insurance, including blanket contractual liability insurance, covering Tenant’s use of the Property, with such coverages and limits of liability as Landlord may reasonably require, but not less than a $1,000,000 per occurrence combined single limit with a $3,000,000 general aggregate limit (which general aggregate limit may be satisfied by an umbrella liability policy) for bodily injury or property damage; however, such limits shall not limit Tenant’s liability hereunder. The policy shall name Landlord and any other associated or affiliated entity as their interests may appear and at Landlord’s request, any Mortgagee(s), as additional insureds, shall be written on an “occurrence” basis and not on a “claims made” basis and shall be endorsed to provide that it is primary to and not contributory to any policies carried by Landlord and, to the extent commercially available, endorsed to provide that it shall not be cancelable or reduced without at least thirty (30) days’ prior notice to Landlord. The insurer shall be authorized to issue such insurance, licensed to do business and admitted in the state in which the Property is located and rated at least A VII in the most current edition of Best’s Insurance Reports. Tenant shall deliver to Landlord a certificate of insurance evidencing such required

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coverage on or within ten (10) days of the Commencement Date or any earlier date on which Tenant accesses the Premises, and at least fifteen (15) days prior to the date of each policy renewal, a certificate of insurance evidencing such coverage.

(c) Landlord and Tenant each waive, and release each other from and against, all claims for recovery against the other for any loss or damage to the property of such party arising out of fire or other casualty coverable by a standard “Causes of Loss-Special Form”, as noted above, property insurance policy, even if such loss or damage shall be brought about by the fault or negligence of the other party or its Agents; provided, however, such waiver by Landlord shall not be effective with respect to Tenant’s liability described in Sections 9(b) and 10(d) below. This waiver and release is effective regardless of whether the releasing party actually maintains the insurance described above in this subsection and is not limited to the amount of insurance actually carried, or to the actual proceeds received after a loss. Each party shall have its insurance company that issues its property coverage waive any rights of subrogation, and shall have the insurance company include an endorsement acknowledging this waiver, if necessary. Tenant assumes all risk of damage of Tenant’s property within the Property, including any loss or damage caused by water leakage, fire, windstorm, explosion, theft, act of any other tenant, or other cause, except to the extent caused by the willful misconduct of Landlord, its employees and Agents.

(d) Subject to subsection (c) above, and except to the extent caused by the negligence or willful misconduct of Landlord or its Agents, Tenant will indemnify, defend, and hold harmless Landlord and its Agents from and against any and all claims, actions, damages, liability and expense (including reasonable fees of attorneys, investigators and experts) which may be asserted against, imposed upon, or incurred by Landlord or its Agents and arising out of or in connection with loss of life, bodily injury or damage to property in or about the Premises or arising out of the occupancy or use of the Property by Tenant or its Agents or occasioned wholly or in part by any act or omission of Tenant or its Agents, whether prior to, during or after the Term. Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

(e) Subject to subsection (c) above, and except to the extent caused by the negligence or willful misconduct of Tenant or its Agents, Landlord will indemnify, defend, and hold harmless Tenant and its Agents from and against any and all claims, actions, damages, liability and expense (including reasonable fees of attorneys, investigators and experts) which may be asserted against, imposed upon, or incurred by Tenant or its Agents and arising out of or in connection with loss of life, bodily injury or damage to property in the Common Areas occasioned wholly or in part by any act or omission of Landlord or its Agents, during or after the Term. Landlord’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

9. Maintenance and Repairs.

(a) Landlord shall Maintain the: (i) Building footings, foundations, structural steel columns and girders at Landlord’s sole expense; (ii) Building roof and exterior walls (including any issues caused by the roof or exterior walls that impact the exterior windows or doors); (iii) Building Systems, including all HVAC units (including, without limitation, those that exclusively serve the Premises or any portion thereof); and (iv)

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Common Areas. Costs incurred by Landlord under the foregoing subsections (ii), (iii) and (iv) will be included in Operating Expenses. In addition, Landlord shall be responsible for providing janitorial service (five (5) days per week and to a customary level for buildings similar to the Building in the geographic area of the Building) and trash removal for the Premises, the cost of which services shall be part of Operating Expenses. If Tenant becomes aware of any condition that is Landlord’s responsibility to repair, Tenant shall promptly notify Landlord of the condition.

(b) Except as provided in subsection (a) above, Tenant at its sole expense shall Maintain the Premises, including, but not limited to, all lighting, plumbing fixtures, walls, partitions, dock doors and any replacement thereof, loading areas, floors, doors, windows, fixtures and equipment in the Premises. All repairs and replacements by Tenant shall utilize materials and equipment which are comparable to those originally used in constructing the Building and Premises. Alterations, repairs and replacements to the Property, including the Premises, made necessary because of Tenant’s Alterations or installations, any use or circumstances special or particular to Tenant, or any act or omission of Tenant or its Agents shall be made by Landlord or Tenant as set forth above, but at the sole expense of Tenant to the extent not covered by any applicable insurance proceeds paid to Landlord.

(c) Notwithstanding anything to the contrary contained in this Lease, should Landlord fail or refuse to make any required repairs to the Premises within thirty (30) days after receipt of written notice from Tenant (provided that Landlord shall have such additional time as may be reasonably necessary to make such repair, provided that Landlord commences to cure such default within such 30-day period and actively and diligently in good faith prosecutes such cure to completion) then Tenant may deliver written notice thereof to Landlord (“Reminder Notice”). The Reminder Notice must specifically describe the action that is required of Landlord to satisfy the requirements of this Lease with respect to the Premises and specify that Tenant may exercise the rights granted under this Section 9(c) if Landlord fails to cure or commence to cure (and diligently pursue such cure to completion) the specified items within five (5) days of receipt of the Reminder Notice. Notwithstanding the foregoing, if Landlord’s failure or refusal to make any required repairs to the Premises results in an imminent material threat to persons or property, Tenant’s initial notice shall so state and shall specify that Tenant may exercise the rights granted under this Section 9(c) if Landlord fails to timely cure or commence to cure the specified items (an “Imminent Threat Notice”). If reasonable under the circumstances, Tenant may provide an Imminent Threat Notice by telephone. If (a) Landlord fails to take or commence to take (and diligently pursue to completion) the required action within five (5) days of receiving a Reminder Notice or within forty-eight (48) hours after an Imminent Threat Notice, or such shorter period of time if warranted under the circumstances, and (b) Tenant in good faith believes that it can perform such obligations, then Tenant may, subject to the terms of this Section 9(c), make such repairs to the Premises (but solely on its own behalf, and not as the agent of Landlord). Tenant may not take any such self-help action that alters or modifies the Building structure (other than roof repairs to stop leakage) or Building Systems or the Common Areas. Landlord shall reimburse Tenant for Tenant’s reasonable, third-party, out-of-pocket costs and expenses in taking such action within thirty (30) days after receiving an invoice from Tenant setting forth a reasonably particularized breakdown of such costs and expenses. All repairs made by Tenant pursuant to this Section 9(c)

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shall (i) be in accordance with all Laws; (ii) use only such contractors as are duly licensed in the Commonwealth of Pennsylvania and who perform such work in comparable buildings in the normal course of their business; (iii) upon commencing such work, complete the same within a reasonable period of time, (iv) use only new materials, and (v) effect such work in a good and workmanlike manner. Except in the event of an emergency, prior to commencing any such work, Tenant shall cause its contractors and subcontractors to provide certificates evidencing adequate insurance coverage naming Landlord and any other associated or affiliated entity known to Tenant as additional insureds.

10. Compliance.

(a) Tenant will, at its expense, promptly comply with all Laws now or subsequently pertaining to the Premises or Tenant’s particular use or occupancy of the Premises and obtain all Permits necessary for Tenant’s use, occupancy and/or business conducted at the Premises (excluding any Permits required in connection with the Tenant Improvements and any certificate of occupancy or similar certifications, all of which shall be the responsibility of Landlord), provided, however, in the event that a new Law is enacted that applies to office buildings in general and its applicability is not as a result of Tenant’s particular use and occupancy of the Premises, Landlord shall make any changes to the Premises required to comply with Laws (and the costs of same shall be included in Operating Expenses to the extent permitted under this Lease). Following the Commencement Date, Tenant shall be responsible for compliance with the ADA, and any other Laws regarding accessibility, with respect to the Premises and Landlord shall be responsible for compliance with the ADA and other Laws with respect to the Common Areas. Landlord represents and warrants that, to the Landlord’s knowledge, as of the Commencement Date, the Premises shall comply with all Laws, including the ADA.

(b) Tenant will comply, and will use commercially reasonable efforts to cause its Agents to comply, with the Building Rules.

(c) Tenant agrees not to do anything or fail to do anything which will increase the cost of Landlord’s insurance or which will prevent Landlord from procuring policies (including public liability) from companies and in a form satisfactory to Landlord. If any breach of the preceding sentence by Tenant causes the rate of fire or other insurance to be increased, Tenant shall pay the amount of such increase as additional Rent within 30 days after being billed, which bill shall be accompanied by reasonable backup documentation evidencing that such increase is due to such breach by Tenant.

(d) Tenant agrees that (i) no activity will be conducted on the Premises that will use or produce any Hazardous Materials, except for activities which are part of the ordinary course of Tenant’s business and are conducted in accordance with all Environmental Laws (“Permitted Activities”); (ii) the Premises will not be used for storage of any Hazardous Materials, except for materials used in the Permitted Activities which are properly stored in a manner and location complying with all Environmental Laws; (iii) no portion of the Premises or Property will be used by Tenant or Tenant’s Agents for disposal of Hazardous Materials; (iv) Tenant will deliver to Landlord copies of all Material Safety Data Sheets and other written information

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prepared by manufacturers, importers or suppliers of any chemical; and (v) Tenant will immediately notify Landlord of any violation by Tenant or Tenant’s Agents of any Environmental Laws or the release or suspected release of Hazardous Materials in, under or about the Premises, and Tenant shall immediately deliver to Landlord a copy of any notice, filing or permit sent or received by Tenant with respect to the foregoing. If at any time during or after the Term, any portion of the Property is found to be contaminated by Tenant or Tenant’s Agents or subject to conditions prohibited in this Lease caused by Tenant or Tenant’s Agents, Tenant will indemnify, defend and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, reasonable attorneys’ fees, damages and obligations of any nature arising from or as a result thereof, and Landlord shall have the right to direct remediation activities, all of which shall be performed at Tenant’s cost (which cost shall include the Administrative Fee). Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

(e) Landlord represents and warrants to Tenant that, except as may be provided in the Environmental Report, to Landlord’s actual knowledge: (i) the Property is not in violation of any applicable Environmental Laws as of the date hereof, and (ii) Landlord has not received any written notices of violations from any governmental authority with respect to violations of Environmental Laws that remain uncured. Tenant acknowledges that Landlord has provided Tenant with a copy of the Environmental Report and that Tenant has reviewed same.

(f) Subject to the limitations of liability set forth herein, Landlord hereby agrees to indemnify and hold Tenant harmless from and against the following expenses, losses and liabilities suffered by reason of the use, disposal, emission, release, or handling of Hazardous Materials by Landlord or its Agents at the Property in violation of any Environmental Laws: (i) any and all expenses that Tenant is required to incur to comply with any Environmental Laws; (ii) any out of pocket costs that Tenant is required to incur by any governmental authority to study, assess, contain, remove, remedy or mitigate the release of the Hazardous Materials by Landlord at the Premises; and (iii) any fines or penalties assessed upon Tenant by reason of Landlord’s use, disposal, emission, release or handling of Hazardous Materials at the Premises in violation of Environmental Laws.

11. Signs. Except as otherwise provided herein, Tenant shall not place any signs on the Property without the prior consent of Landlord, other than signs that are located wholly within the interior of the Premises and not visible from the exterior of the Premises. Tenant shall be permitted, at its sole cost and expense, to place its name and logo on the entranceway monument signs on Phoenixville Pike, as depicted on Exhibit “D” attached hereto, in compliance with all Laws and any recorded restrictions of record. Tenant shall also be permitted to install, at Tenant’s sole cost and expense, an exterior, non-illuminated Building sign above Tenant’s main entrance, provided that any Building sign is approved in advance in writing by Landlord (such approval not to be unreasonably withheld, conditioned or delayed), and is in compliance with all applicable Laws and recorded restrictions of record. Tenant shall maintain all signs installed by Tenant in good condition. Tenant shall remove its signs at the termination of this Lease, shall repair any resulting damage, and shall restore the Property to its condition existing prior to the installation of Tenant’s signs.

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12. Alterations. Except for non-structural Alterations that (i) do not exceed $25,000 in the aggregate, (ii) are not visible from the exterior of the Premises, (iii) do not affect any Building System or the structural strength of the Building, (iv) do not require penetrations into the floor, roof, ceiling or walls, other than minor penetrations for wall hangings, fastenings to the floor or similar items not affecting the Building Systems, and (v) do not require work on the roof or within the walls, below the floor or above the ceiling, Tenant shall not make or permit any Alterations in or to the Premises without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld. With respect to any Alterations that do not require Landlord’s consent, Tenant shall nonetheless provide written notice thereof to Landlord, describing in reasonable detail the nature of the Alteration. With respect to any Alterations made by or on behalf of Tenant (where the Alteration requires Landlord’s consent): (i) not less than ten (10) days prior to commencing any Alteration, Tenant shall deliver to Landlord the plans, specifications and necessary permits for the Alteration, together with certificates evidencing that Tenant’s contractors and subcontractors have adequate insurance coverage (based on reasonable industry standards) naming Landlord and any other associated or affiliated entity as their interests may appear as additional insureds, (ii) Tenant shall obtain Landlord’s prior written approval of any contractor or subcontractor, (iii) the Alteration shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all Laws and the plans and specifications delivered to, and, if required above, approved by Landlord, (iv) Tenant shall pay Landlord all reasonable costs and expenses in an amount not to exceed $2,500 in connection with Landlord’s third party costs in connection with the review of Tenant’s plans and specifications, and of any supervision or inspection of the construction Landlord deems necessary, and (v) upon Landlord’s request Tenant shall, prior to commencing any Alteration, the cost of which exceeds $100,000.00, provide Landlord reasonable security against liens arising out of such construction. Any Alteration by Tenant shall be the property of Tenant until the expiration or termination of this Lease; at that time without payment by Landlord the Alteration shall remain on the Property and become the property of Landlord unless Landlord gives notice to Tenant to remove it, in which event Tenant will remove it, will repair any resulting damage and will restore the Premises to the condition existing prior to Tenant’s Alteration. At Tenant’s request prior to Tenant making any Alterations, Landlord will notify Tenant whether Tenant is required to remove the Alterations at the expiration or termination of this Lease. Tenant may install its trade fixtures, furniture and equipment in the Premises, provided that the installation and removal of them will not affect any structural portion of the Property, any Building System or any other equipment or facilities serving the Building or any occupant. Notwithstanding anything to the contrary in this Lease, at the expiration or termination of this Lease, Tenant shall not be required to remove the Tenant Improvements, excluding wiring and cabling which Tenant shall be required to remove at its sole cost and expense. Subject to this Section 12, Tenant shall have the right to install a security system in the Premises, provided that Tenant provides Landlord with the code or other access to the security system.

13. Mechanics’ Liens. Tenant shall pay promptly for any labor, services, materials, supplies or equipment furnished to Tenant in or about the Premises. Tenant shall keep the Premises and the Property free from any liens arising out of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant. Should any such lien or notice of such lien be filed against the Premises or the Property, Tenant shall discharge the same by bonding or otherwise within 15 days after Tenant has notice that the lien or claim is filed regardless of the validity of such lien or claim.

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14. Landlord’s Right of Entry. Tenant shall permit Landlord and its Agents to enter the Premises at all reasonable times following reasonable notice (except in an emergency) to inspect, Maintain, or make Alterations to the Premises or Property, to exhibit the Premises for the purpose of sale or financing, and, during the last 12 months of the Term, to exhibit the Premises to any prospective tenant. Landlord will make reasonable efforts not to inconvenience Tenant in exercising such rights, but Landlord shall not be liable for any interference with Tenant’s occupancy resulting from Landlord’s entry.

15. Damage by Fire or Other Casualty. If the Premises or Common Areas shall be damaged or destroyed by fire or other casualty, Tenant shall promptly notify Landlord, and Landlord, subject to the conditions set forth in this Section, shall repair such damage and restore the Premises (including the Tenant Improvements) and Common Areas to substantially the same condition in which they were immediately prior to such damage or destruction, but not including the repair, restoration or replacement of the fixtures, equipment, or Alterations installed by or on behalf of Tenant. Landlord shall notify Tenant, within 30 days after the date of the casualty, of the time that Landlord reasonably anticipates that the restoration of the Premises or Common Areas shall require, and if Landlord reasonably anticipates that the restoration will take more than 180 days from the date of the casualty to complete; in such event, either Landlord or Tenant may terminate this Lease effective as of the date of casualty by giving notice to the other within 10 days after Tenant’s receipt of Landlord’s notice. If a casualty, which Landlord reasonably anticipates taking more than 30 days to repair occurs during the last 12 months of the Term, Landlord or Tenant may terminate this Lease unless Tenant has the right to extend the Term for at least 3 more years and does so within 30 days after the date of the casualty. Moreover, Landlord may terminate this Lease if the loss is not covered by the insurance required to be maintained by Landlord under this Lease but, subject to the provisions of this Lease, Landlord shall restore the Premises and Common Areas, as applicable, if such proceeds are in fact made available to Landlord. Tenant will receive an abatement of Rent to the extent the Premises are rendered untenantable as a result of the casualty. Furthermore, if Landlord elects to repair the Premises or Common Areas, as applicable, but fails to complete the repairs within 270 days from the date of the damage or destruction, then Tenant shall have the right, exercised within 30 days after the 270 day period, to terminate this Lease by providing Landlord with 30 days’ prior written notice therefor if the Premises are not substantially complete within said 30 day notice period.

16. Condemnation. If (a) all of the Premises are Taken, (b) any part of the Premises is Taken and the remainder is insufficient in Landlord’s and Tenant’s reasonable opinion for the reasonable operation of Tenant’s business, or (c) any part of the Property is Taken, such that, in Landlord’s and Tenant’s reasonable opinion, Tenant is not able to reasonably operate its business in the Premises, or the condemnation proceeds are insufficient to restore the remainder, then this Lease shall terminate as of the date the condemning authority takes possession. If this Lease is not terminated, Landlord shall restore the Property, including the Building, the Premises and Tenant Improvements, as applicable, to a condition as near as reasonably possible to the condition prior to the Taking, the Rent shall be abated for the period of time all or a part of the Premises is

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untenantable in proportion that such rentable square foot area that is untenantable bears to the rentable square foot area of the Premises, and this Lease shall be amended appropriately. The compensation awarded for a Taking shall belong to Landlord, except Tenant shall have the right to make a claim for its personal property, fixtures and equipment and any moving expenses, but only to the extent that same does not diminish Landlord’s award. Except for any such claim, Tenant hereby assigns all claims against the condemning authority to Landlord, including, but not limited to, any claim relating to Tenant’s leasehold estate.

17. Quiet Enjoyment. Landlord covenants that Tenant, upon performing all of its covenants, agreements and conditions of this Lease, shall have quiet and peaceful possession of the Premises as against anyone claiming by or through Landlord, subject, however, to the terms of this Lease.

18. Assignment and Subletting.

(a) Except as provided in Section (b) below, Tenant shall not enter into nor permit any Transfer voluntarily or by operation of law, without the prior consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if (i) the proposed transferee is an existing tenant of Landlord and Landlord has available space to lease to such existing tenant consistent with the requirements of said existing tenant at the time of the proposed Transfer, (ii) the business, business reputation or creditworthiness of the proposed transferee is unacceptable to Landlord, (iii) Landlord has comparable space in the Building available for lease by the proposed transferee, or (iv) there is an uncured Event of Default or any act or omission has occurred which would constitute an Event of Default with the giving of notice and/or the passage of time. Consent to one Transfer shall not be deemed to be consent to any subsequent Transfer. In no event shall any Transfer relieve Tenant from any obligation under this Lease. Landlord’s acceptance of Rent from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be consent to any Transfer. Any Transfer not in conformity with this Section 18 shall be void at the option of Landlord.

(b) Landlord’s consent shall not be required in the event of any Transfer by Tenant to an Affiliate provided that (i) the Affiliate has a tangible net worth (defined to mean total assets less both intangible assets and total liabilities) at least equal to that of Tenant as of the date of this Lease, (ii) Tenant provides Landlord notice of the Transfer at least 15 days prior to the effective date, together with current financial statements of the Affiliate certified by an officer of the Affiliate, and (iii) in the case of an assignment or sublease, Tenant delivers to Landlord an assumption agreement or sublease reasonably acceptable to Landlord executed by Tenant and the Affiliate, together with a certificate of insurance evidencing the Affiliate’s compliance with the insurance requirements of Tenant under this Lease (a “Permitted Transfer”). Notwithstanding anything to the contrary in this Lease, an initial public offering by Tenant shall not be considered an assignment of this Lease and shall not require Landlord’s consent.

(c) The provisions of subsection (a) above notwithstanding, if Tenant proposes to Transfer all of the Premises for substantially the balance of the Term of this

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Lease (other than to an Affiliate), Landlord may terminate this Lease upon written notice to Tenant within 10 business days after receipt of Tenant’s notice of its proposal of such Transfer. If this Lease is not so terminated, Tenant shall pay to Landlord, immediately upon receipt, 50% of the excess of (i) all compensation received by Tenant for the Transfer after deducting Tenant’s reasonable out of pocket costs incurred with respect to such transfer, with such deduction to be amortized on a straight line basis over the remaining term of this Lease, in the event of an assignment, or over the term of the sublease, over (ii) the Rent allocable to the Premises transferred.

(d) If Tenant requests Landlord’s consent to a Transfer, Tenant shall provide Landlord, at least 15 days prior to the proposed Transfer, current financial statements of the transferee certified by an officer of the transferee, a complete copy of the proposed Transfer documents, and any other information Landlord reasonably requests. Promptly following any approved assignment or sublease, Tenant shall deliver to Landlord an assumption agreement reasonably acceptable to Landlord executed by Tenant and the transferee, together with a certificate of insurance evidencing the transferee’s compliance with the insurance requirements of Tenant under this Lease. Tenant agrees to reimburse Landlord for reasonable administrative and attorneys’ fees in connection with the processing and documentation of any Transfer for which Landlord’s consent is requested, not to exceed $2,500.

19. Subordination; Mortgagee’s Rights.

(a) Tenant accepts this Lease subject and subordinate to any Mortgage now or in the future affecting the Premises, provided that (i) Tenant’s right of possession of the Premises shall not be disturbed by the Mortgagee so long as there is no Event of Default under this Lease, and (ii) Landlord delivers at the time it executes this Lease, a Subordination, Non-disturbance and Attornment Agreement in the form attached hereto as Exhibit “F” with respect to the current Mortgage, and (iii) with respect to any future Mortgage, Tenant shall execute a Subordination, Non-disturbance and Attornment Agreement on such Mortgagee’s form within ten (10) business days after request therefor. Tenant shall execute and deliver any further commercially reasonable instruments confirming the subordination of this Lease and any commercially reasonable further instruments of attornment that the Mortgagee may reasonably request. However, any Mortgagee may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by giving notice to Tenant, and this Lease shall then be deemed prior to such Mortgage without regard to their respective dates of execution and delivery; provided that such subordination shall not affect any Mortgagee’s rights with respect to condemnation awards, casualty insurance proceeds, intervening liens or any right which shall arise between the recording of such Mortgage and the execution of this Lease.

(b) No Mortgagee shall be (i) liable for any act or omission of a prior landlord, except to the extent such act or omission is of a continuing nature after Mortgagee takes ownership of the Building, and Mortgagee’s responsibility and liability shall commence from the date Mortgagee takes ownership of the Building, (ii) subject to any rental offsets or defenses against a prior landlord, (iii) bound by any amendment of this Lease made without its written consent, or (iv) bound by payment of Monthly Rent more than one month in advance or liable for any other funds paid by Tenant to Landlord unless such funds actually have been transferred to the Mortgagee by Landlord.

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(c) The provisions of Sections 15 and 16 above notwithstanding, Landlord’s obligation to restore the Premises after a casualty or condemnation shall be subject to the consent and prior rights of any Mortgagee.

20. Tenant’s Certificate; Financial Information. Within ten (10) business days after Landlord’s request from time to time, (a) Tenant shall execute, acknowledge and deliver to Landlord, for the benefit of Landlord, Mortgagee, any prospective Mortgagee, and any prospective purchaser of Landlord’s interest in the Property, an estoppel certificate in a form reasonably requested by Landlord, modified as necessary to accurately state the facts represented, and (b) not more than twice in any calendar year, Tenant shall furnish to Landlord, Landlord’s Mortgagee, prospective Mortgagee and/or prospective purchaser reasonably requested financial information which shall be kept strictly confidential by such parties, other than such parties’ attorneys, accountants, affiliates, employees or financial advisors.

21. Surrender.

(a) On the date on which this Lease expires or terminates, Tenant shall return possession of the Premises to Landlord in the same condition as delivered to Tenant, except for ordinary wear and tear, except for Alterations not required to be removed by Tenant by the terms of this Lease, and except for casualty damage or other conditions that Tenant is not required to remedy under this Lease. Prior to the expiration or termination of this Lease, Tenant shall remove from the Property all furniture, trade fixtures, equipment, wiring and cabling (unless Landlord directs Tenant otherwise), and all other personal property installed by Tenant or its assignees or subtenants. Tenant shall repair any damage resulting from such removal and shall restore the Property to the same condition as delivered to Tenant, normal wear and tear excepted. Any of Tenant’s personal property not removed as required shall be deemed abandoned, and Landlord, at Tenant’s expense, may remove, store, sell or otherwise dispose of such property in such manner as Landlord may see fit and/or Landlord may retain such property or sale proceeds as its property. If Tenant does not return possession of the Premises to Landlord in the condition required under this Lease, Tenant shall pay Landlord all resulting damages Landlord may suffer.

(b) If Tenant remains in possession of the Premises after the expiration or termination of this Lease, Tenant’s occupancy of the Premises shall be that of a tenancy at sufferance. Tenant’s occupancy during any holdover period shall otherwise be subject to the provisions of this Lease (unless clearly inapplicable), except that the monthly installment of Minimum Annual Rent shall be (i) 125% of the monthly installment of Minimum Annual Rent payable for the last full month immediately preceding the holdover for the first 1 month of such holdover period, (ii) 150% of the monthly installment of Minimum Annual Rent payable for the last full month immediately preceding the holdover for the subsequent month of such holdover period, and (iii) 200% of the monthly installment of Minimum Annual Rent payable for the last full month immediately preceding the holdover thereafter. No holdover or payment by Tenant after the expiration or termination of this Lease shall operate to extend the Term or prevent

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Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. Any provision in this Lease to the contrary notwithstanding, any holdover by Tenant shall constitute a default on the part of Tenant under this Lease entitling Landlord to exercise, without obligation to provide Tenant any notice or cure period, all of the remedies available to Landlord in the event of a Tenant default, and Tenant shall be liable for all damages, including consequential damages, that Landlord suffers as a result of the holdover. At Tenant’s advance written request, Landlord agrees to give Tenant thirty (30) days’ prior written notice of any prospective damages that may arise from such holdover, including as a result of an executed lease for all or part of the Premises after the Term.

22. Defaults - Remedies.

(a) It shall be an Event of Default:

(i) If Tenant does not pay in full when due any and all Rent and, except as provided in Section 22(c) below, Tenant fails to cure such default on or before the date that is 5 days after Landlord gives Tenant notice of default;

(ii) If Tenant enters into or permits any Transfer in violation of Section 18 above;

(iii) If Tenant fails to observe and perform or otherwise breaches any other provision of this Lease, and, except as provided in Section 22(c) below, Tenant fails to cure the default on or before the date that is 30 days after Landlord gives Tenant notice of default; provided, however, if the default cannot reasonably be cured within 30 days following Landlord’s giving of notice, Tenant shall be afforded additional reasonable time (not to exceed 60 days following Landlord’s notice) to cure the default if Tenant begins to cure the default within 30 days following Landlord’s notice and continues diligently in good faith to completely cure the default; or

(iv) If Tenant becomes insolvent or makes a general assignment for the benefit of creditors or offers a settlement to creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver for any of Tenant’s assets is commenced, or if any of the real or personal property of Tenant shall be levied upon; provided that any proceeding brought by anyone other than Landlord or Tenant under any bankruptcy, insolvency, receivership or similar law shall not constitute an Event of Default until such proceeding has continued unstayed for more than 60 consecutive days.

(b) If an Event of Default occurs, Landlord shall have the following rights and remedies:

(i) Landlord, without any obligation to do so, may elect to cure the default on behalf of Tenant, in which event Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord (together with the Administrative Fee) in curing the default, plus interest at the Interest Rate from the respective dates of Landlord’s incurring such costs, which sums and costs together with interest at the Interest Rate shall be deemed additional Rent;

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(ii) To enter and repossess the Premises and remove all persons and all or any property, by action at law, without being liable for prosecution or damages. Landlord may, at Landlord’s option, make Alterations and repairs in order to relet the Premises and relet all or any part(s) of the Premises for Tenant’s account. Tenant agrees to pay to Landlord on demand any deficiency (taking into account all costs incurred by Landlord) that may arise by reason of such reletting. In the event of reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for such previous breach;

(iii) After a further 10 day prior written notice to Tenant of Landlord’s intent to exercise its rights pursuant to this Section 22(b)(iii), unless such Event of Default is cured within said 10 day period, to accelerate the whole or any part of the Rent for the balance of the Term, and declare the same to be immediately due and payable, discounted to present value at the rate equal to the annual yield on 30 day United States Treasury bills at the time of acceleration (provided, however, there shall not be any discounting for any then current arrearage);

(iv) To terminate this Lease and the Term without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken; and

(v) Intentionally Deleted.

(vi) AFTER AN EVENT OF DEFAULT OR THE EXPIRATION OF THE TERM, AND AFTER A FURTHER 5 DAY PRIOR WRITTEN NOTICE TO TENANT OF LANDLORD’S INTENT TO EXERCISE ITS RIGHT PURSUANT TO THIS SECTION 22(b)(vi), FOR THE PURPOSE OF OBTAINING POSSESSION OF THE PREMISES, TENANT HEREBY AUTHORIZES AND EMPOWERS THE PROTHONOTARY OR ANY ATTORNEY OF ANY COURT OF RECORD IN THE COMMONWEALTH OF PENNSYLVANIA OR ELSEWHERE, AS ATTORNEY FOR TENANT AND ALL PERSONS CLAIMING UNDER OR THROUGH TENANT, TO APPEAR FOR AND CONFESS JUDGMENT AGAINST TENANT FOR POSSESSION OF THE PREMISES, AND AGAINST ALL PERSONS CLAIMING UNDER OR THROUGH TENANT, IN FAVOR OF LANDLORD, FOR RECOVERY BY LANDLORD OF POSSESSION THEREOF, FOR WHICH THIS AGREEMENT OR A COPY HEREOF VERIFIED BY AFFIDAVIT, SHALL BE A SUFFICIENT WARRANT; AND THEREUPON A WRIT OF POSSESSION MAY IMMEDIATELY ISSUE FOR POSSESSION OF THE PREMISES, WITHOUT ANY PRIOR WRIT OR PROCEEDING WHATSOEVER AND WITHOUT ANY STAY OF EXECUTION. IF FOR ANY REASON AFTER SUCH ACTION HAS BEEN COMMENCED THE SAME SHALL BE TERMINATED AND THE POSSESSION OF THE PREMISES REMAINS IN OR IS RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT UPON ANY SUBSEQUENT DEFAULT TO CONFESS JUDGMENT IN ONE OR MORE FURTHER ACTIONS IN THE MANNER AND FORM SET FORTH ABOVE TO RECOVER POSSESSION OF SAID PREMISES FOR SUCH SUBSEQUENT DEFAULT. TENANT WAIVES ALL ERRORS IN CONNECTION WITH ANY SUCH CONFESSION OF JUDGMENT. NO SUCH TERMINATION OF THIS LEASE, NOR TAKING, NOR RECOVERING POSSESSION OF THE PREMISES SHALL DEPRIVE LANDLORD OF ANY REMEDIES OR ACTION AGAINST TENANT FOR RENT OR FOR DAMAGES

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DUE OR TO BECOME DUE FOR THE BREACH OF ANY CONDITION OR COVENANT HEREIN CONTAINED, NOR SHALL THE BRINGING OF ANY SUCH ACTION FOR RENT, OR BREACH OF COVENANT OR CONDITION NOR THE RESORT TO ANY OTHER REMEDY HEREIN PROVIDED FOR THE RECOVERY OF RENT OR DAMAGES FOR SUCH BREACH BE CONSTRUED AS A WAIVER OF THE RIGHT TO INSIST UPON THE FORFEITURE AND TO OBTAIN POSSESSION IN THE MANNER HEREIN PROVIDED.

Tenant Initial Here:

(c) Any provision to the contrary in this Section 22 notwithstanding, (i) Landlord shall not be required to give Tenant the notice and opportunity to cure provided in Section 22(a) above more than twice in any consecutive 12-month period, and thereafter Landlord may declare an Event of Default without affording Tenant any of the notice and cure rights provided under this Lease (except as otherwise expressly provided herein), (ii) Landlord shall not be required to give such notice prior to exercising its rights under Section 22(b) if Tenant fails to comply with the provisions of Sections 13 or 27 or in an emergency, and (iii) if Tenant fails to comply with the provisions of Section 20, and Tenant fails to cure such failure within 5 days following receipt of notice of such failure from Landlord, it shall be an Event of Default.

(d) No waiver by Landlord or Tenant of any breach by the other party shall be a waiver of any subsequent breach, nor shall any forbearance by Landlord or Tenant to seek a remedy for any breach by the other party be a waiver of any rights and remedies with respect to such or any subsequent breach. Efforts by Landlord to mitigate the damages caused by Tenant’s default shall not constitute a waiver of Landlord’s right to recover damages hereunder. No right or remedy herein conferred upon or reserved to Landlord or Tenant is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the total amount due Landlord under this Lease shall be deemed to be other than on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of Rent due, or Landlord’s right to pursue any other available remedy.

(e) If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the other party reasonable attorneys’ fees, costs of suit, investigation expenses and discovery costs, including costs of appeal.

(f) Landlord and Tenant waive the right to a trial by jury in any action or proceeding based upon or related to, the subject matter of this Lease.

(g) Landlord shall use commercially reasonable efforts to mitigate Landlord’s damages under the Lease due to a default by Tenant; provided, however, that Landlord shall be under no duty to relet the Premises prior to leasing other available space in the Building and, so long as Landlord uses commercially reasonable efforts as required by

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this Section 22(g), in no event shall Landlord be responsible or liable for any failure to relet the Premises or any part thereof, or for any failure to collect any rent due upon a reletting. In the event Landlord shall recover the accelerated rent from Tenant as set forth in Section 22(b)(iii) above, and it shall be determined at the expiration of the Term (taken without regard to early termination for default) that a credit is due Tenant because the net proceeds of reletting, as aforesaid, plus the amounts paid to Landlord by Tenant exceed the aggregate of Rent and other charges accrued in favor of Landlord to the end of said term, Landlord shall refund such excess to Tenant, without interest, promptly after such determination.

23. Authority. Tenant represents and warrants to Landlord that: (a) Tenant is duly formed, validly existing and in good standing under the laws of the state under which Tenant is organized, and qualified to do business in the state in which the Property is located, (b) the person(s) signing this Lease are duly authorized to execute and deliver this Lease on behalf of Tenant and (c) any financial statements provided by Tenant to Landlord are true, correct and complete and fairly represent the financial condition of Tenant as of the date hereof and as of the date of such statements. Landlord represents and warrants to Tenant that: (a) Landlord is duly formed, validly existing and in good standing under the laws of the state under which Landlord is organized, and qualified to do business in the state in which the Property is located, and (b) the person(s) signing this Lease are duly authorized to execute and deliver this Lease on behalf of Landlord.

24. Liability of Landlord. The word “Landlord” in this Lease includes the Landlord executing this Lease as well as its successors and assigns, each of which shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord. Any such person or entity, whether or not named in this Lease, shall have no liability under this Lease after it ceases to hold title to the Premises except for obligations already accrued (and, as to any unapplied portion of Tenant’s Security Deposit, Landlord shall be relieved of all liability upon transfer of such portion to its successor in interest), provided its successor assumes the obligations of Landlord hereunder. Upon such assignment and assumption, Tenant shall look solely to Landlord’s successor in interest for the performance of the covenants and obligations of the Landlord hereunder which subsequently accrue. Subject to Section 9(c), Landlord shall not be deemed to be in default under this Lease unless Tenant gives Landlord written notice specifying the default and Landlord fails to cure the default within a reasonable period following Tenant’s written notice. In no event shall Landlord be liable to Tenant for any loss of business or profits of Tenant or for consequential, punitive or special damages of any kind. Neither Landlord nor any principal of Landlord nor any owner of the Property, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Premises; Tenant shall look solely to the equity of Landlord in the Property for the satisfaction of any claim by Tenant against Landlord.

25. Miscellaneous.

(a) The captions in this Lease are for convenience only, are not a part of this Lease and do not in any way define, limit, describe or amplify the terms of this Lease.

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(b) This Lease represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises or the Property. No rights, easements or licenses are acquired in the Property or any land adjacent to the Property by Tenant by implication or otherwise except as expressly set forth in this Lease. This Lease shall not be modified in any manner except by an instrument in writing executed by the parties. The masculine (or neuter) pronoun and the singular number shall include the masculine, feminine and neuter genders and the singular and plural number. The word “including” followed by any specific item(s) is deemed to refer to examples rather than to be words of limitation. The word “person” includes a natural person, a partnership, a corporation, a limited liability company, an association and any other form of business association or entity. Both parties having participated fully and equally in the negotiation and preparation of this Lease, this Lease shall not be more strictly construed, nor any ambiguities in this Lease resolved, against either Landlord or Tenant.

(c) Each covenant, agreement, obligation, term, condition or other provision contained in this Lease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this Lease unless otherwise expressly provided. All of the terms and conditions set forth in this Lease shall apply throughout the Term unless otherwise expressly set forth herein.

(d) If any provisions of this Lease shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this Lease, and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein. This Lease shall be construed and enforced in accordance with the laws of the state in which the Property is located.

(e) This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives and permitted successors and assigns. All persons liable for the obligations of Tenant under this Lease shall be jointly and severally liable for such obligations.

(f) Tenant shall not record this Lease or any memorandum without Landlord’s prior consent, which shall not be unreasonably withheld, conditioned or delayed, and if granted, may be conditioned upon the requirement that a memorandum of termination be executed at the same time and placed in escrow with an agreed upon agent.

(g) Provided there is no uncured Event of Default at the time of Tenant’s request and at the time of the execution of such agreement, Landlord agrees to execute, from time to time promptly following receipt of Tenant’s written request therefor, an agreement subordinating Landlord’s lien against Tenant’s personal property, furniture, fixtures, equipment and other assets, in the form attached hereto as Exhibit “E”.

26. Notices. Any notice, consent or other communication under this Lease shall be in writing and addressed to Landlord or Tenant at their respective addresses specified in

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Section 1 above (or to such other address as either may designate by notice to the other) with a copy to any Mortgagee or other party designated by Landlord by notice from Landlord to Tenant. Each notice or other communication shall be deemed given if sent by prepaid overnight delivery service or by certified mail, return receipt requested, postage prepaid or in any other manner, with delivery in any case evidenced by a receipt, and shall be deemed to have been given on the business day of actual delivery to the intended recipient or on the business day delivery is refused. The giving of notice by either party’s attorneys, representatives and agents under this Section shall be deemed to be the acts of such party.

27.Security Deposit.

(a)At the time of signing this Lease, Tenant shall deposit with Landlord the Security Deposit set forth in Section 1 above in the form of cash, to be retained by Landlord as security for the faithful performance and observance by Tenant of the provisions of this Lease. Tenant shall not be entitled to any interest on the Security Deposit. Landlord shall have the right to comingle the Security Deposit with its other funds. Landlord may use the whole or any part of the Security Deposit for the payment of any amount as to which Tenant is in default or to compensate Landlord for any loss or damage it may suffer by reason of Tenant’s default under this Lease. If Landlord uses all or any portion of the Security Deposit as herein provided, within 10 days after demand, Tenant shall pay Landlord cash in an amount equal to that portion of the Security Deposit used by Landlord.

(b)Within sixty (60) days following the signing of this Lease, Tenant shall replace said cash security deposit in the form of a letter of credit in the amount of $350,000.00 (the “Letter of Credit”) in accordance with the provisions of this Section 27, to be retained by Landlord during the term of this Lease as security for the faithful performance and observance by Tenant of the covenants, agreements and conditions of this Lease. A failure of Tenant to replace the cash security deposit with a Letter of Credit in compliance with the terms of this Section 27 within sixty (60) days of the date of this Lease shall be a default under this Lease. Within five (5) business days following receipt of the Letter of Credit, Landlord shall return to Tenant the unapplied cash security deposit. Commencing on the first day of the 22nd month of the Term, Tenant shall be entitled to reduce the amount of the Letter of Credit by Fifty Thousand Dollars ($50,000.00) to Three Hundred Thousand Dollars ($300,000.00), provided that Tenant is not currently in default beyond any applicable grace or cure period. Commencing on the first day of the 34th month of the Term, Tenant shall be entitled to reduce the amount of the Letter of Credit by an additional Fifty Thousand Dollars ($50,000.00) to Two Hundred Fifty Thousand Dollars ($250,000.00), provided that Tenant is not currently in default beyond any applicable grace or cure period. Commencing on the first day of the 46th month of the Term, Tenant shall be entitled to reduce the amount of the Letter of Credit by an additional Fifty Thousand Dollars ($50,000.00) to Two Hundred Thousand Dollars ($200,000.00), provided that Tenant is not currently in default beyond any applicable grace or cure period. Commencing on the first day of the 58th month of the Term, Tenant shall be entitled to reduce the letter of credit by an additional Fifty Thousand Dollars ($50,000.00) to One Hundred Fifty Thousand Dollars ($150,000.00), provided that Tenant is not currently in default beyond any applicable grace or cure period. Commencing on the first day of the 70th month of the Term, Tenant shall be

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entitled to reduce the Letter of Credit by an additional Fifty Thousand Dollars ($50,000.00) to One Hundred Thousand Dollars ($100,000.00), provided that Tenant is not currently in default beyond any applicable grace or cure period.

(c) If Tenant defaults beyond any applicable grace or cure period with respect to any provision of this Lease, including, but not limited to, the provisions relating to the payment of Rent, Landlord shall be entitled to draw under the Letter of Credit to cure Tenant’s default or to compensate Landlord for any other loss, cost or damage that Landlord may suffer by reason of such Tenant default (to which Landlord is entitled pursuant to this Lease). If any portion of said Letter of Credit is so used or applied, Tenant shall, within five (5) business days after written demand therefor, provide a cash security deposit or Letter of Credit in an amount sufficient to restore the Security Deposit to its original amount and Tenant’s failure to do so shall be a default under this Lease. Any Letter of Credit given as security hereunder shall be unconditional and irrevocable, and shall be in form and substance and issued by a financial institution which are all reasonably satisfactory to Landlord; Landlord hereby agrees that Comerica Bank is a financial institution that is satisfactory to Landlord. The Letter of Credit shall have an expiration date no earlier than one (1) year from the Commencement Date and within thirty (30) days prior to the expiration of the Letter of Credit, Tenant shall deliver to Landlord a renewal or new letter of credit subject to the same conditions hereof. At no time after sixty (60) days following the signing of this Lease and during the Term shall Tenant fail to have a current Letter of Credit in the possession of Landlord. If Tenant shall fail to do so, Landlord shall be entitled to draw immediately upon the current Letter of Credit and to hold the funds so drawn as a cash security deposit in accordance with the provisions of this Lease.

(d) Landlord may deliver the security deposit to a transferee of Landlord’s interest in the Premises in the event that such interest is transferred and thereupon Landlord shall be discharged from any further liability with respect to such deposit, and this provision shall also apply to any subsequent transferees of Landlord.

28. Broker. Tenant represents and warrants to Landlord that Tenant has dealt with no broker, agent or other intermediary in connection with this Lease other than Tenant’s Broker and Landlord’s Broker, and that insofar as Tenant knows, no other broker, agent or other intermediary negotiated this Lease or introduced Tenant to Landlord or brought the Building to Tenant’s attention for the lease of space therein. Tenant agrees to indemnify, defend and hold Landlord and its affiliates, partners, members, employees, agents, their partners, members, shareholders, directors, officers, and trustees, harmless from and against any breach by Tenant of its foregoing representation and warranty. Landlord represents and warrants to Tenant that Landlord has dealt with no broker, agent or other intermediary in connection with this Lease other than Tenant’s Broker and Landlord’s Broker, and that insofar as Landlord knows, no other broker, agent or other intermediary negotiated this Lease or introduced Tenant to Landlord or brought the Building to Tenant’s attention for the lease of space therein. Landlord agrees to indemnify, defend and hold Tenant and its affiliates, partners, members, employees, agents, their partners, members, shareholders, directors, officers, and trustees, harmless from and against any breach by Landlord of its foregoing representation and warranty. Landlord agrees to pay all commissions payable to Tenant’s Broker and Landlord’s Broker pursuant to separate agreements.

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29. Renewal Option. Tenant shall have the option to extend the Term of the Lease for all of the then leased Premises for two (2) additional periods (each a “Renewal Option”), under and subject to the following terms and conditions:

(a) The first renewal term (“First Renewal Term”) shall be for a five (5)-year period commencing on the day immediately following the expiration date of the initial Term of the Lease and expiring on the day immediately preceding the fifth (5th) anniversary thereof. The second renewal term (“Second Renewal Term”) shall be for a three (3)-year period commencing on the day immediately following the expiration date of the First Renewal Term of the Lease and expiring on the day immediately preceding the third (3rd) anniversary thereof. Collectively, the First Renewal Term and the Second Renewal Term are referred to as the “Renewal Terms”.

(b) Tenant must exercise the Renewal Option for the First Renewal Term, if at all, by written notice to Landlord delivered at least three hundred sixty five (365) days prior to the expiration date of the initial Term of this Lease, time being of the essence. If Tenant fails to exercise the Renewal Option for the First Renewal Term, the Renewal Option for the Second Renewal Term shall be void and of no further force and effect. Tenant must exercise the Renewal Option for the Second Renewal Term, if at all, by written notice to Landlord delivered at least three hundred sixty five (365) days prior to the expiration date of the First Renewal Term, time being of the essence.

(c) As a condition to Tenant’s exercise of either of the Renewal Options, at the time Tenant delivers its notice of election to exercise such Renewal Option to Landlord, there shall be no Event of Default, this Lease shall be in full force and effect, and Tenant shall not have assigned this Lease or sublet the Premises, except pursuant to an assignment or sublet to an Affiliate as permitted hereunder.

(d) The Minimum Annual Rent for the first year of each of the First Renewal Term and Second Renewal Term shall be the then current Fair Market Rental (as defined below) for renewals for comparable space in similar buildings in the Great Valley Corporate Center/Malvern office market. The subsequent years of Minimum Annual Rent during the First Renewal Term and the Second Renewal Term shall increase consistent with market annual escalations which shall be determined as part of the determination of the Fair Market Rental.

(e) Except as set forth in this Section 29, there shall be no further options to extend.

As used herein, the “Fair Market Rental” shall mean the per square foot base rental rate, including annual escalations during the applicable renewal term, then being charged by landlords for comparable office space in office buildings in the Great Valley Corporate Center/Malvern office market for leases commencing on or about the commencement of the applicable renewal term, taking into consideration the term of the lease under consideration, the extent of services provided thereunder, Operating Expenses, tax pass-throughs, other adjustments to the base rental, and any other relevant term or condition in making such evaluation, assuming, however, for purposes of the foregoing analysis, that commencing on the applicable renewal term, the Premises is fit for immediate use and occupancy in its “AS IS” condition. Landlord shall

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determine the Fair Market Rental using its good faith judgment and shall provide written notice of such Fair Market Rental within fifteen (15) days after Tenant’s exercise notice pursuant to this Section. Tenant shall thereupon have the following options: (i) to accept such proposed Fair Market Rental, or (ii) to notify Landlord in writing that Tenant objects to the proposed Fair Market Rental. Tenant must provide Landlord with written notification of its election within fifteen (15) days after Tenant’s receipt of Landlord’s notice, otherwise Tenant shall be deemed to have elected clause (i) above. If Tenant objects to Landlord’s proposed Fair Market Rental in accordance with clause (ii) above, Landlord and Tenant will attempt to negotiate a mutually acceptable rental rate within fifteen (15) days following notification by Tenant, and if such negotiations have not been concluded within such fifteen (15) day-period, either party may require an independent determination of the Fair Market Rental for the applicable renewal term by giving written notice to the other party no later than five (5) days after the expiration of the fifteen (15)-day period, which notice shall designate a MAI real estate appraiser or real estate broker with at least ten (10) years’ experience in the leasing of similar properties in the Great Valley Corporate Center/Malvern office market (“Qualified Appraiser”). Within ten (10) days after receipt of such notice, the other party to this Lease shall select a Qualified Appraiser and give written notice of such selection to the initiating party. If the two (2) Qualified Appraisers fail to agree upon the Fair Market Rental consistent with this subsection within ten (10) days after selection of the second Qualified Appraiser, the two (2) Qualified Appraisers shall select a third (3rd) Qualified Appraiser to determine the Fair Market Rental consistent with this subsection within ten (10) days after the appointment of the third (3rd) Qualified Appraiser. The Fair Market Rental applicable to the Renewal Term shall be equal to the arithmetic average of the three (3) determinations; provided, however, that if one (1) Qualified Appraiser’s determination deviates by more than five percent (5%) from the median of the three (3) determinations, the Fair Market Rental shall be an amount equal to the average of the other two determinations. The determination of the Fair Market Rental in accordance with the foregoing shall be final, binding and conclusive on Landlord and Tenant. The parties shall each pay the costs and expenses of their appointed Qualified Appraiser and shall split evenly the costs and expenses of the third (3rd) Qualified Appraiser.

30. Early Termination Option. Provided that there is no Event of Default as of the date that Tenant delivers the Early Termination Notice and on the Early Termination Date (each, as hereinafter defined), Tenant shall have a one-time option to terminate this Lease (“Termination Option”) effective as of the last day of the sixty-ninth (69th) month of the Term (“Early Termination Date”), subject to and upon the following terms and conditions:

(a) Tenant shall give Landlord prior written notice (“Early Termination Notice”) of its intention to exercise the Termination Option not less than 365 days prior to the Early Termination Date (“Termination Notice Date”). If such Termination Option is validly exercised, the Lease shall terminate as of the Early Termination Date. If Tenant fails to deliver the Early Termination Notice to Landlord within the time period prescribed by this paragraph, then Tenant shall be deemed to have irrevocably waived the Termination Option and the Termination Option shall be null and void.

(b) At the time of giving the Early Termination Notice, as consideration for its exercise of the Termination Option, Tenant shall pay to Landlord a fee (the “Early

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Termination Fee”) in an amount equal to the unamortized portion of the following costs (“Costs”): (i) all costs incurred by Landlord in connection with the construction of the Tenant Improvements (including, but not limited to, all hard and soft costs, including architects’, engineers’ and other design professionals’ fees); (ii) all commissions paid by Landlord to Landlord’s Broker and the Tenant’s Broker; and (iii) all other costs incurred by Landlord in connection with this Lease, including, but not limited to, legal fees and expenses and permitting fees and expenses. For purposes of this Section, the Costs shall be amortized over the initial Term of the Lease at an interest rate of nine percent (9%) per annum. Following the Commencement Date, within thirty (30) days following Tenant’s request, Landlord shall provide Tenant with a calculation of the Costs and an amortization schedule of same.

(c) The Early Termination Fee shall be paid by Tenant to Landlord via certified check or by wire transfer of immediately available funds to an account designated by Landlord at the time that Tenant delivers the Early Termination Notice as prescribed herein. If Tenant delivers the Early Termination Notice but fails to deliver the Early Termination Fee as prescribed hereby, then the Early Termination Notice shall be null and void and Tenant shall be deemed to have irrevocably waived the Termination Option and the Termination Option shall be null and void.

(d) Notwithstanding Tenant’s delivery of the Early Termination Notice and payment of the Early Termination Fee, Tenant shall continue to pay all Rent through the Early Termination Date. Tenant acknowledges that the Early Termination Fee is consideration for Tenant’s exercise of the Termination Option and, therefore, shall not be credited against Rent due through the Early Termination Date.

(e) If Tenant validly exercises its Termination Option: (i) on or prior to the Early Termination Date, Tenant shall surrender possession of the Premises in the condition required by the terms of this Lease; and (ii) the Lease shall terminate as of the Early Termination Date, as if such Early Termination Date were the date originally stipulated for the expiration of the Term; provided, however, that nothing herein shall relieve either Landlord or Tenant of any obligations of such party which accrued hereunder prior to the Early Termination Date and that survive the termination or expiration of the Lease.

31. Generator. Tenant shall have the right, at its sole cost and expense, to install a backup electrical generator (“Generator”) to provide emergency power to the Premises under the following terms and conditions:

(a) The Generator shall be installed at an outside location on the Property at grade level as prescribed by Landlord and agreed to by Tenant.

(b) Tenant shall install the Generator in accordance with all applicable Laws and in accordance with plans approved by Landlord in writing.

(c) All work in connection with the installation of the Generator shall comply with the terms and conditions of this Lease including, but not limited to, Section 12 regarding Alterations.

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(d) Tenant shall be responsible for the maintenance and repair of the Generator, including normal periodic testing of the Generator as recommended by the manufacturer specifications.

(e) At the end of the Term, Tenant shall remove the Generator and shall promptly repair any damage resulting from such removal and restore the area where the Generator is located to the condition which existed prior to the installation of the Generator.

(f) The Generator shall be screened in a manner that is reasonably satisfactory to Landlord at Tenant’s cost.

(g) Tenant shall be responsible for any and all utility costs in connection with the Generator.

(h) Tenant shall maintain all necessary licenses, permits and approvals required by applicable governmental authorities in connection with the installation and operation of the Generator and deliver copies of such license, permits and approvals to Landlord.

32. OFAC. Landlord and Tenant each represents, warrants and covenants that neither it nor any of its officers or directors (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (“Order”) and all applicable provisions of Title III of the USA Patriot Act (Public Law No. 107-56 (October 26, 2001)); (ii) is listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce; (iii) is listed on the Foreign Terrorist Organization List and Terrorist Exclusion List maintained by the United States Department of State; (iv) is listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to the Order, the rules and regulations of OFAC (including without limitation the Trading with the Enemy Act, 50 U.S.C. App. 1-44; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06; the unrepealed provision of the Iraq Sanctions Act, Publ.L. No. 101-513; the United Nations Participation Act, 22 U.S.C. § 2349 as-9; The Cuban Democracy Act, 22 U.S.C. §§ 60¬01-10; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 233; and The Foreign Narcotic Kingpin Designation Act, Publ. L. No. 106-120 and 107-108, all as may be amended from time to time); or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (v) is engaged in activities prohibited in the Orders; or (vi) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or in connection with the Bank Secrecy Act (31 U.S.C. §§ 5311 et. seq.). Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorney’s fees and costs) arising from or related to any breach of the foregoing representation,

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warranty and covenant by Tenant. Landlord hereby agrees to defend, indemnify, and hold harmless Tenant from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorney’s fees and costs) arising from or related to any breach of the foregoing representation, warranty and covenant by Landlord. The parties’ indemnity obligations pursuant to this Section 32 shall survive the expiration or termination of the Lease.

[Remainder of page left intentionally blank.]

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Landlord and Tenant have executed this Lease on the respective date(s) set forth below.

Landlord:

EXETER 3222 PHOENIXVILLE, L.P., a Pennsylvania limited partnership

	By:	Exeter 3222 Phoenixville, LLC, a Pennsylvania limited liability company, its sole general partner

	By:	Exeter Industrial REIT I, a Maryland statutory trust, its sole member

	By:	/s/ Timothy J. Weber
Date signed:	Name: Timothy J. Weber Title: Secretary/Treasurer

Date signed:	Tenant:
NEURONETICS, INC., a Delaware corporation

Attest/Witness:
By:
Name:		Name:
Title:		Title:

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RIDER

ADDITIONAL DEFINITIONS

“ADA” means the Americans With Disabilities Act of 1990 (42 U.S.C. § 1201 et seq.), as amended and supplemented from time to time.

“Administrative Fee” means fifteen percent (15%) of the costs incurred by Landlord in curing Tenant’s default or performing Tenant’s obligations hereunder.

“Affiliate” means (i) any entity controlling, controlled by, or under common control of, Tenant, (ii) any successor to Tenant by merger, consolidation or reorganization, (iii) any purchaser of all or substantially all of the assets of Tenant as a going concern, and (iv) any entity following a change in control of Tenant.

“Agents” of a party mean such party’s employees, agents, representatives, contractors, licensees or invitees.

“Alteration” means any addition, alteration or improvement to the Premises or Property, as the case may be.

“Building Rules” means the rules and regulations attached to this Lease as Exhibit “B” as they may be amended from time to time.

“Building Systems” means any electrical, mechanical, structural, plumbing, heating, ventilating, air conditioning, sprinkler, life safety or security systems serving the Building.

“Common Areas” means all areas and facilities as provided by Landlord from time to time for the use or enjoyment of all tenants in the Building or Property, including, if applicable, driveways, sidewalks, parking, loading and landscaped areas.

“Environmental Laws” means all present or future federal, state or local laws, ordinances, rules or regulations (including the rules and regulations of the federal Environmental Protection Agency and comparable state agency) relating to the protection of human health or the environment.

“Environmental Report” shall mean that certain Phase I Environmental Site Assessment Report dated July 10, 2007 prepared by URS Corporation.

“Event of Default” means a default described in Section 22(a) of this Lease.

“First Renewal Term” has the meaning set forth in Section 29 of the Lease.

“Hazardous Materials” means pollutants, contaminants, toxic or hazardous wastes or other materials the removal of which is required or the use of which is regulated, restricted, or prohibited by any Environmental Law.

“Interest Rate” means interest at the rate of 1% per month.

“Land” means the lot or plot of land on which the Building is situated or the portion thereof allocated by Landlord to the Building.

“Laws” means all laws, ordinances, rules, orders, regulations, guidelines and other requirements of federal, state or local governmental authorities or of any private association or contained in any restrictive covenants or other declarations or agreements, now or subsequently pertaining to the Property or the use and occupation of the Property.

“Landlord’s Broker” means Exeter Property Group Advisors, LP.

“Maintain” means to provide such maintenance, repair and, to the extent necessary and appropriate, replacement, as may be needed to keep the subject property in good condition and repair.

“Monthly Rent” means the monthly installment of Minimum Annual Rent plus the monthly installment of estimated Annual Operating Expenses payable by Tenant under this Lease.

“Mortgage” means any mortgage, deed of trust or other lien or encumbrance on Landlord’s interest in the Property or any portion thereof, including without limitation any ground or master lease if Landlord’s interest is or becomes a leasehold estate.

“Mortgagee” means the holder of any Mortgage, including any ground or master lessor if Landlord’s interest is or becomes a leasehold estate.

“Operating Expenses” means all costs, fees, charges and expenses incurred or charged by Landlord in connection with the ownership, operation, maintenance and repair of, and services provided to, the Property, including, but not limited to, (i) the charges at standard retail rates for any utilities serving the Common Areas and any utilities provided by Landlord pursuant to Section 7 of this Lease, (ii) the cost of insurance carried by Landlord pursuant to Section 8 of this Lease together with the cost of any deductible paid by Landlord in connection with an insured loss, (iii) Landlord’s cost to Maintain the Property, subject to the provisions of Section 9 of this Lease, and all costs and expenses of personnel and vendors or contractors required in connection therewith, inclusive of any property caretakers or administrators; (iv) the cost of janitorial services and trash collection, (v) snow removal, and grounds-keeping and landscaping of the Common Areas; (vi) the costs and charges of any easements and campus associations of which the Property is a part; (vii) to the extent not otherwise payable by Tenant pursuant to Section 5 of this Lease, all levies, taxes (including real estate taxes, sales taxes and gross receipt taxes), assessments, liens, license and permit fees, together with the reasonable cost of contesting any of the foregoing, which are applicable to the Term, and which are imposed by any authority or under any Law, or pursuant to any recorded covenants or agreements, upon or with respect to the Property, or any improvements thereto, or directly upon this Lease or the Rent or upon amounts payable by any subtenants or other occupants of the Premises, or against Landlord because of Landlord’s estate or interest in the Property, (viii) the annual amortization (over their estimated economic useful life or payback period, whichever is shorter) of the costs (including reasonable financing charges) of capital improvements or replacements,

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provided that the capital improvement or replacement is warranted due to wear and tear or obsolescence and not for color or character changes, or is required for compliance with Laws enacted following the Commencement Date, or is an energy or cost saving device, or is directly related to health or safety of occupants of the Building, and (ix) a management and administrative fee not to exceed 5% of the Minimum Annual Rent and Additional Rent on account of Operating Expenses. The foregoing notwithstanding, Operating Expenses will not include: (A) depreciation on the Building and Property, and any part of either, except as otherwise provided above, (B) financing and refinancing costs (except as provided above), interest on debt or amortization payments on any mortgage, or rental under any ground or underlying lease, or out-of-pocket costs in connection with the sale or change of ownership of the Property, provided, however, the foregoing exclusion shall not apply to any increase in real estate tax or other similar taxes following the sale or change in ownership of the Property, (C) leasing commissions, advertising expenses, tenant improvements or other costs directly related to the leasing of the Property, (D) income, excess profits or corporate capital stock tax imposed or assessed upon Landlord, unless such tax or any similar tax is levied or assessed in lieu of all or any part of any taxes includable in Operating Expenses above, (E) costs of repairs, restoration, replacements or other work occasioned by (1) fire, windstorm or other casualty of an insurable nature (whether such destruction be total or partial) and either (aa) payable (whether paid or not) by insurance required to be carried by Landlord under this Lease, or (bb) otherwise payable (whether paid or not) by insurance then in effect obtained by Landlord, except that the portion of such costs not actually covered by insurance as a result of reasonable deductibles, exclusions, coverage limits and the like shall be included in Operating Expenses, (2) the exercise by governmental authorities of the right of eminent domain, whether such taking be total or partial, (3) the gross negligence or intentional tort of Landlord, or any subsidiary or affiliate of Landlord, or any representative, employee or agent of same, or (4) the act of any other tenant in the Building, or any other tenant’s agents, employees, licensees or invitees to the extent Landlord recovers the applicable cost from such person; (F) allowances, concessions and other costs and expenses incurred in completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating space for tenants (including Tenant), prospective tenants or other occupants and prospective occupants of the Property, or vacant, leasable space (non-common area space) in the Property; (G) costs of the initial construction of the Building and repairing, replacing or otherwise correcting defects (but not the costs of repair for normal wear and tear and not occasioned by construction defects) in the construction of the Building or in the Building equipment; (H) costs, fines, interest, penalties, legal fees or costs of litigation incurred due to the late payments of taxes, utility bills and other costs incurred by Landlord’s failure to make such payments when due, except to the extent resulting from a default by Tenant; (I) Landlord’s general corporate overhead and general and administrative expenses; (J) the rent or any costs for a leasing office or any other offices or spaces of Landlord or any related office or administrative expenses; (K) except for the management fee paid to the property manager of the Building set forth above, all other fees for management of the Building or Property; (L) costs or expenses of utilities directly metered or billed to tenants of the Building and payable separately by such tenants; (M) any increase in an insurance premium to the extent that such increase is caused or directly attributable to the use, occupancy or act of another tenant; (N) costs incurred (less costs of recovery) for any items to the extent covered by a warranty; (O) the cost of any “tap fees” or one time lump sum sewer or water connection fees for the

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Building or Property; (P) additional costs incurred to correct violations existing on the Commencement Date of any law, rule, order or regulation affecting the Building beyond those costs incurred in order to maintain the Building in a state of compliance with any such law, rule, order or regulation and any sums paid by Landlord for any fines or penalties as a result of violation of any law, rule, order or regulation; (Q) the following taxes and charges: excise, profits, estates, inheritance, succession, gift, transfer, franchise, capital, or gross receipts taxes, and interest and penalties on taxes; (R) roof replacements, parking lot and truck court replacements or replacement of exterior walls, but maintenance and repairs of the foregoing shall be included in Operating Expenses; (S) all amounts which would otherwise be included in Operating Expenses which are paid to any affiliate or subsidiaries of Landlord, or any representative, employee or agent of same, to the extent the costs of such services exceed the competitive rates for similar services of comparable quality rendered by persons or entities of similar skill, competence and experience, other than management fees, for which the parties hereto agree shall be based on the formula specified above; (T) new loading dock doors or levelers anywhere in the Building, including in the Premises; (U) costs of performing any cleanup of Hazardous Materials to the Property, other than common office, maintenance and cleaning supplies; and (V) costs in connection with (i) expanding the parking lot at the Property beyond the parking area shown on Exhibit “G”, or (ii) work to the parking lot performed prior to the Commencement Date. With respect to whether or not the roof of the Building is to be repaired or replaced, if Tenant objects to the continual repairing of same and the roof is beyond its useful life, Tenant may, once during the Term, require that Landlord hire, at Tenant’s cost, a roofing expert reasonably acceptable to Tenant, to determine whether or not the roof is beyond repair and needs to be replaced, which determination shall be binding on Landlord. If Landlord elects to prepay real estate taxes during any discount period, Tenant shall receive its share of the benefit of any such prepayment. Landlord shall have the right to directly perform (by itself or through an affiliate) any services provided under this Lease provided that the Landlord’s charges included in Operating Expenses for any such services shall not exceed competitive market rates for comparable services.

“Permits” means any permits, certificates of occupancy, consents, environmental permits and approvals, authorization, variances, waivers, licenses, certificates or approvals required by any governmental or quasi-governmental authority.

“Permitted Activities” has the meaning set forth in Section 10(d) of this Lease.

“Property” means the Land, the Building, the Common Areas, and all appurtenances to them.

“Rent” means the Minimum Annual Rent, Annual Operating Expenses and any other amounts payable by Tenant to Landlord under this Lease.

“Renewal Option” has the meaning set forth in Section 29 of the Lease.

“Renewal Term” has the meaning set forth in Section 29 of the Lease.

“Second Renewal Term” has the meaning set forth in Section 29 of the Lease.

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“Substantially Completed” means the Tenant Improvements have been completed except for minor or insubstantial details of construction, repair, mechanical adjustment, or finishing touches, which items shall not adversely affect Tenant’s conduct of its ordinary business activities in the Premises.

“Taken” or “Taking” means acquisition by a public authority having the power of eminent domain by condemnation or conveyance in lieu of condemnation.

“Tenant’s Broker” means Gola CRE.

“Tenant Delay” means any delays that are caused, in whole or in part, by Tenant or Tenant’s Agents for any reason, including but not limited to, (i) any interference by Tenant or Tenant’s Agents with Landlord’s construction of the Tenant Improvements or (ii) the performance of any work or activity in the Property by Tenant or Tenant’s Agents (including, without limitation, the installation of Tenant’s equipment, cabling, racking systems or furniture) or as otherwise provided herein.

“Tenant Improvements” has the meaning set forth in Section 2 of this Lease.

“Tenant’s Share” means the percentage obtained by dividing the rentable square feet of the Premises by the rentable square feet of the Building, as set forth in Section 1 of this Lease.

“Transfer” means (i) any assignment, transfer, pledge or other encumbrance of all or a portion of Tenant’s interest in this Lease, (ii) any sublease, license or concession of all or a portion of Tenant’s interest in the Premises, or (iii) any transfer of a controlling interest in Tenant.

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EXHIBIT “A”

PLAN SHOWING PREMISES

EXHIBIT “B”

BUILDING RULES

1. Any sidewalks, lobbies, passages and stairways shall not be obstructed or used by Tenant for any purpose other than ingress and egress from and to the Premises. Landlord shall in all cases retain the right to control or prevent access by all persons whose presence, in the reasonable judgment of Landlord, shall be prejudicial to the safety, peace or character of the Property.

2. The toilet rooms, toilets, urinals, sinks, faucets, plumbing or other service apparatus of any kind shall not be used for any purposes other than those for which they were installed, and no sweepings, rubbish, rags, ashes, chemicals or other refuse or injurious substances shall be placed therein or used in connection therewith or left in any lobbies, passages, elevators or stairways.

3. Tenant shall not impair in any way the fire safety system and shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency. No person shall go on the roof without Landlord’s prior written consent.

4. Skylights, windows, doors and transoms shall not be covered or obstructed by Tenant, and Tenant shall not install any window covering which would affect the exterior appearance of the Building, except as reasonably approved in writing by Landlord. Tenant shall not remove, without Landlord’s prior written consent, any shades, blinds or curtains in the Premises at the time possession is delivered to Tenant.

5. Without Landlord’s prior written consent, Tenant shall not hang, install, mount, suspend or attach anything from or to any sprinkler, plumbing, utility or other lines. If Tenant hangs, installs, mounts, suspends or attaches anything from or to any doors, windows, walls, floors or ceilings, Tenant shall spackle and sand all holes and repair any damage caused thereby or by the removal thereof at or prior to the expiration or termination of the Lease. If Tenant elects to seal the floor, at any time after completion of the Tenant Improvements, Tenant shall seal the entire unfinished floor area within the Premises.

6. Tenant may change any locks or place additional locks, including card access mechanisms, upon any doors with prior notice and written consent from Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, and shall promptly provide Landlord with a copy of all keys and access cards.

7. Tenant shall not use nor keep in the Building any matter having an offensive odor, nor explosive or highly flammable material, nor shall any animals other than handicap assistance dogs in the company of their masters be brought into or kept in or about the Property.

8. If Tenant desires to introduce electrical, signaling, telegraphic, telephonic, protective alarm or other wires, apparatus or devices, Landlord shall direct where and how the same are to be placed, and except as so directed, no installation boring or cutting shall be permitted. Landlord shall have the right to prevent and to cut off the transmission of excessive or dangerous current of electricity or annoyances into or through the Building or the Premises and to require the changing of wiring connections or layout at Tenant’s expense, to the extent that Landlord may deem necessary, and further to require compliance with such reasonable rules as Landlord may establish relating thereto, and in the event of non-compliance with the requirements or rules, Landlord shall have the right immediately to cut wiring or to do what it considers necessary to remove the danger, annoyance or electrical interference with apparatus in any part of the Building. All wires installed by Tenant must be clearly tagged at the distributing boards and junction boxes and elsewhere where required by Landlord, with the number of the office to which said wires lead, and the purpose for which the wires respectively are used, together with the name of the concern, if any, operating same.

9. Tenant shall not place weights anywhere beyond the safe carrying capacity of the Building.

10. The use of rooms as sleeping quarters is strictly prohibited at all times.

11. Tenant shall have the right, at Tenant’s sole risk and responsibility, to use 130 of the parking spaces at the Property in the parking areas shown on Exhibit “G”. Tenant shall comply with all parking regulations reasonably promulgated by Landlord from time to time for the orderly use of the vehicle parking areas, including without limitation the following: Parking shall be limited to automobiles, passenger or equivalent vans, motorcycles, light four wheel pickup trucks and (in designated areas) bicycles. Failure of Tenant to adhere to these limitations shall be deemed a material default of this Lease. The aforesaid allocation does not imply a reservation of any spaces adjacent to the Building or elsewhere in said parking area, nor does it imply an obligation on the part of Landlord to police the utilization of spaces, and Landlord shall have no liability to Tenant if, by reason of utilization of parking spaces by others, the number of parking spaces referred to above are not at any particular time available to Tenant, its employees or invitees. No vehicles shall be left in the parking lot overnight without Landlord’s prior written approval, except from time to time when Tenant’s employees shall elect to leave their vehicles when traveling out of town. Parked vehicles shall not be used for vending or any other business or other activity while parked in the parking areas. Vehicles shall be parked only in striped parking spaces, except for loading and unloading, which shall occur solely in zones marked for such purpose, and be so conducted as to not unreasonably interfere with traffic flow within the Property or with loading and unloading areas of other tenants. Tractor trailers shall be parked in areas designated for tractor trailer parking. Employee and tenant vehicles shall not be parked in spaces marked for visitor parking or other specific use. All vehicles entering or parking in the parking areas shall do so at owner’s sole risk and Landlord assumes no responsibility for any damage, destruction, vandalism or theft. Tenant shall cooperate with Landlord in any measures implemented by Landlord to control abuse of the parking areas, including without limitation access control programs, tenant and guest vehicle identification programs, and validated parking programs, provided that no such validated parking program shall result in Tenant being charged for spaces to which it has a right to free use under its Lease. Each vehicle owner shall promptly respond to any sounding vehicle alarm or horn, and failure to do so may result in temporary or permanent exclusion of such vehicle from the parking areas. Any vehicle which violates the parking regulations may be cited, towed at the expense of the owner, temporarily or permanently excluded from the parking areas, or subject to other lawful consequence. All vehicles shall follow Landlord’s designated points of entrance and exit and turn-arounds and circulation routes for the Property. Landlord represents and warrants that there are or, as of the Commencement Date, will be sufficient parking spaces on the Property to provide for the parking spaces allocated to Tenant above and those allocated to all other tenants and occupants of the Property.

12. If Landlord designates the Building as a non-smoking building, Tenant and its Agents shall not smoke in the Building nor at the Building entrances and exits.

13. If at Tenant’s request, Landlord consents to Tenant having a dumpster at the Property, Tenant shall locate the dumpster in the area designated by Landlord and shall keep and maintain the dumpster clean and painted with lids and doors in good working order and, at Landlord’s request, locked. Tenant shall screen, at Tenant’s sole cost and expense, the dumpster area at Landlord’s request.

14. Tenant shall provide Landlord with a written identification of any vendors engaged by Tenant to perform services for Tenant at the Premises (examples: cleaners, security guards/monitors, trash haulers, telecommunications installers/maintenance).

15. Tenant shall comply with any reasonable move-in/move-out rules provided by Landlord.

16. Tenant shall use commercially reasonable efforts to cause all of Tenant’s Agents to comply with these Building Rules.

17. Landlord reserves the right to rescind, suspend or modify any rules or regulations and to make such other rules and regulations as, in Landlord’s reasonable judgment, may from time to time be needed for the safety, care, maintenance, operation and cleanliness of the Property. Notice of any action by Landlord referred to in this section, given to Tenant, shall have the same force and effect as if originally made a part of the foregoing Lease. New rules or regulations will not, however, be unreasonably inconsistent with the proper and rightful enjoyment of the Premises by Tenant under the Lease.

18. These Building Rules are not intended to give Tenant any rights or claims in the event that Landlord does not enforce any of them against any other tenants or if Landlord does not have the right to enforce them against any other tenants and such nonenforcement will not constitute a waiver as to Tenant.

EXHIBIT “C”

PLANS AND SPECIFICATIONS

EXHIBIT “D”

SIGNS

EXHIBIT “E”

LANDLORD LIEN SUBORDINATION AGREEMENT

THIS AGREEMENT (“Agreement”) is made effective as of the      day of January, 2013, by EXETER 3222 PHOENIXVILLE, L.P. (“Landlord”), in favor of COMERICA BANK (“Lender”).

WHEREAS, Landlord is the owner of 3222 Phoenixville Pike, Malvern, Pennsylvania (“Building”);

WHEREAS, Landlord and Neuronetics, Inc. (“Tenant”) are parties to that certain lease dated January     , 2013 (collectively, “Lease”) pursuant to which Tenant leases from Landlord approximately 32,485 rentable square feet in the Building (“Premises”); and

WHEREAS, Tenant has granted or is granting a continuing lien and security interest to Lender in connection with one or more loans (collectively, the “Loan”) from Lender, in Tenant’s personal property located at the Premises.

NOW, THEREFORE, for good and valuable consideration and intending to be legally bound hereby, Landlord hereby agrees as follows:

1. Landlord hereby waives, releases and relinquishes to Lender all right, title, interest, claim and lien which Landlord has or may in the future have in, to or against any personal property, including inventory, equipment, machinery, furniture, trade fixtures, and books and records of Tenant located at the Premises up to the amount of the Loan (collectively, the “Personal Property”). Notwithstanding the foregoing, under no circumstance shall the Personal Property include any alterations, improvements, fixtures, equipment or Personal Property installed by or paid for by Landlord. The Personal Property shall not be subject to levy, sale on distress or distraint for rent or any claim, lien or demand of any kind by Landlord. Upon the satisfaction of the Loan, Landlord’s interest in the Personal Property shall be automatically revived.

2. Subject to the requirements of Section 3 hereof, Landlord hereby subordinates any lien it may have in the Personal Property to Lender and authorizes Lender, its attorneys, agents and employees to enter the Premises and to take possession of, remove or dispose of the Personal Property, provided in all cases, Lender shall pay all costs to repair any damages (including any replacements) to the condition it was in prior to any damage caused, in whole or in part, by Lender’s removal of the Personal Property from the Premises.

3. At such time as Tenant vacates the Premises, voluntarily or involuntarily, the Lease is terminated, or Lender repossesses the Personal Property, Lender may store the Personal Property on the Premises solely for a period of sixty (60) days and otherwise operate the Premises, prepare the Personal Property for sale for such sixty (60) day period, provided that Lender shall pay to Landlord, on a weekly basis in advance (pro rata, depending on the number of days Lender is in possession), the current monthly rent accruing under the Lease during the period while Lender is in possession of the Premises. Lender shall have no responsibility whatsoever for any back rent or other obligations which have accrued under the Lease prior to Lender’s entry into possession under this Agreement. Failure to remove any Personal Property within such sixty (60) day period shall be deemed Lender’s abandonment of the same. Under no circumstances, however, may Lender conduct a sale, auction or liquidation of such Personal Property on the Premises.

4. This instrument shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

5. Landlord shall endeavor to notify Lender in the event that Tenant vacates the Premises, or if the Lease is terminated, provided, however, in no event shall Landlord’s failure to provide such notice be considered a default under this Agreement.

6. All notices hereunder shall be given to the following addresses (which addresses may be modified from time to time by such parties in writing delivered to the other parties):

If to Lender:	Comerica Bank M/C 7578 39200 W. Six Mile Road Livonia, MI 48152

If to Landlord:	c/o Exeter Property Group 140 W. Germantown Pike, Suite 150 Plymouth Meeting, PA 19462 Attention: Chief Financial Officer

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, Landlord and Lender have executed this Agreement effective the day and year first above written.

LANDLORD:

EXETER 3222 PHOENIXVILLE, L.P., a
Pennsylvania limited partnership

By:	Exeter 3222 Phoenixville, LLC,
a Pennsylvania limited liability company,
its sole general partner

By:	Exeter Industrial REIT I,
a Maryland statutory trust,
its sole member

By:	/s/ Timothy J. Weber
Name:	Timothy J. Weber
Title:	Secretary/Treasurer

LENDER:

COMERICA BANK

By:

Name:

Title:

EXHIBIT “F”

FORM OF SNDA

SUBORDINATION, NONDISTURBANCE, AND ATTORNMENT AGREEMENT

This SUBORDINATION, NONDISTURBANCE, AND ATTORNMENT AGREEMENT (this “Agreement”) is entered into as of January    , 2013 (the “Effective Date”), between Bank of America, N.A,, a national banking association (“Mortgagee”), and Neuronetics, Inc., a Delaware corporation, whose current address is 31 General Warren Boulevard, Malvern, PA 19355, Attention: Chief Financial Officer (and whose address as of the Commencement Date under the Lease shall be at Tenant’s Premises, Attention: Chief Financial Officer) (“Tenant”), with reference to the following facts:

Exeter 3222 Phoenixville, L.P., a Pennsylvania limited partnership, whose address is c/o Exeter Property Group, LLC, 140 W. Germantown Pike, Suite 150, Plymouth Meeting, PA 19462, Attn: Chief Financial Officer (“Landlord”), owns the real property located at 3222 Phoenixville Pike, Malvern, PA (such real property, including all buildings, improvements, structures and fixtures located thereon, “Landlord’s Premises”), as more particularly described in Schedule A.

1. Mortgagee has made a loan to Landlord in the original principal amount of $89,100,000 (the “Loan”).

2. To secure the Loan, Landlord has encumbered Landlord’s Premises by entering into that certain Open End Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing, for the benefit of Mortgagee (as amended, increased, renewed, extended, spread, consolidated, severed, restated, or otherwise changed from time to time, the “Mortgage”) recorded on December 13, 2010, in Book 8071, Page 749,in the Public Records of Chester County, Pennsylvania (the “Land Records”).

3. Pursuant to a Lease, dated as of January    , 2013 (the “Lease”); Landlord demised to Tenant a portion of Landlord’s Premises (“Tenant’s Premises”). Tenant’s Premises are commonly known as Suite 300 consisting of approximately 32,485 rentable square feet.

4. Tenant and Mortgagee desire to agree upon the relative priorities of their interests in Landlord’s Premises and their rights and obligations if certain events occur.

NOW, THEREFORE, for good and sufficient consideration and intending to be legally bound hereby, Tenant and Mortgagee agree:

(A) Definitions. The following terms shall have the following meanings for purposes of this Agreement.

(i) ”Construction-Related Obligation(s)” means any obligation of Landlord under the Lease to make, pay for, or reimburse Tenant for any alterations, demolition, or other improvements or work at Landlord’s Premises, including Tenant’s

Premises. Construction-Related Obligations shall not include: (a) reconstruction or repair following fire, casualty or condemnation; or (b) day-to-day maintenance and repairs.

(ii) ”Foreclosure Event” means: (a) foreclosure under the Mortgage; (b) any other exercise by Mortgagee of rights and remedies (whether under the Mortgage or under applicable law, including bankruptcy law) as holder of the Loan and/or the Mortgage, as a result of which Successor Landlord becomes owner of Landlord’s Premises; or (c) delivery by Landlord to Mortgagee (or its designee or nominee) of a deed or other conveyance of Landlord’s interest in Landlord’s Premises in lieu of any of the foregoing.

(iii) ”Former Landlord” means Landlord and any other party that was landlord under the Lease at any time before the occurrence of any attornment under this Agreement.

(iv) ”Offset Right” means any right or alleged right of Tenant to any offset, defense (other than one arising from actual payment and performance, which payment and performance would bind a Successor Landlord pursuant to this Agreement), claim, counterclaim, reduction, deduction, or abatement against Tenant’s payment of Rent or performance of Tenant’s other obligations under the Lease, arising (whether under the Lease or other applicable law) from Landlord’s breach or default under the Lease.

(v) ”Rent” means any fixed rent, base rent or additional rent under the Lease.

(vi) ”Successor Landlord” means any party that becomes owner of Landlord’s Premises as the result of a Foreclosure Event.

(vii) ”Termination Right” means any right of Tenant to cancel or terminate the Lease or to claim a partial or total eviction arising (whether under the Lease or under applicable law) from Landlord’s breach or default under the Lease.

(B) Subordination. The Lease, including all rights of first refusal, purchase options and other rights of purchase, shall be, and shall at all times remain, subject and subordinate to the Mortgage, the lien imposed by the Mortgage, and all advances made under or secured by the Mortgage.

(C) Nondisturbance; Recognition; and Attornment.

(i) No Exercise of Mortgage Remedies Against Tenant. So long as the Lease has not been terminated on account of Tenant’s default that has continued beyond applicable cure periods (an “Event of Default”), Mortgagee shall not name or join Tenant as a defendant in any exercise of Mortgagee’s rights and remedies arising upon a default under the Mortgage unless applicable law requires Tenant to be made a party thereto as a condition to proceeding against Landlord or prosecuting such rights and remedies. In the latter case, Mortgagee may join Tenant as a defendant in such action only for such purpose and not to terminate the Lease or otherwise adversely affect Tenant’s rights under the Lease or this Agreement in such action.

(ii) Nondisturbance and Attornment. If the Lease has not been terminated on account of an Event of Default by Tenant, then, when Successor Landlord takes title to Landlord’s Premises: (a) Successor Landlord shall not terminate or disturb Tenant’s possession of Tenant’s Premises under the Lease, except in accordance with the terms of the Lease and this Agreement; (b) Successor Landlord shall be bound to Tenant under all the terms and conditions of the Lease (except as provided in this Agreement); (c) Tenant shall recognize and attorn to Successor Landlord as Tenant’s direct landlord under the Lease as affected by this Agreement; and (d) the Lease shall continue in full force and effect as a direct lease, in accordance with its terms (except as provided in this Agreement), between Successor Landlord and Tenant.

(iii) Further Documentation. The provisions of this Article shall be effective and self-operative without any need for Successor Landlord or Tenant to execute any further documents. Tenant and Successor Landlord shall, however, confirm the provisions of this Article in writing upon request by either of them.

(D) Protection of Successor Landlord. Notwithstanding anything to the contrary in the Lease or the Mortgage, Successor Landlord shall not be liable for or bound by any of the following matters:

(i) Claims Against Former Landlord. Any Offset Right that Tenant may have against any Former Landlord relating to any event or occurrence before the date of attornment, including any claim for damages of any kind whatsoever as the result of any breach by Former Landlord that occurred before the date of attornment. (The foregoing shall not limit either (a) Tenant’s right to exercise against Successor Landlord any Offset Right otherwise available to Tenant because of events occurring after the date of attornment, or (b) Successor Landlord’s obligation to correct any conditions that existed as of the date of attornment and violate Successor Landlord’s obligations as landlord under the Lease.)

(ii) Acts or Omissions of Former Landlord. Any act, omission, default, misrepresentation, or breach of warranty, of any previous landlord (including Former Landlord) or obligations accruing prior to Successor Landlord’s actual ownership of the Property. (The foregoing shall not limit either (a) Tenant’s right to exercise against Successor Landlord any Offset Right otherwise available to Tenant because of events occurring after the date of attornment, or (b) Successor Landlord’s obligation to correct any conditions that existed as of the date of attornment and violate Successor Landlord’s obligations as landlord under the Lease.)

(iii) Prepayments. Any payment of Rent that Tenant may have made to Former Landlord more than thirty (30) days before the date such Rent was first due and payable under the Lease with respect to any period after the date of attornment other than, and only to the extent that, the Lease expressly required such a prepayment. Furthermore, Successor Landlord shall not be liable for any refund and/or credit which may be due to Tenant, pursuant to Section 22(g) of the Lease, as a result of Tenant’s payment of accelerated Rent to any Former Landlord, provided that such payment of accelerated Rent was not actually delivered to Successor Landlord.

(iv) Payment; Security Deposit. Any obligation (a) to pay Tenant any sum(s) that any Former Landlord owed to Tenant, or (b) with respect to any security deposited with Former Landlord, unless such sum(s) or security was actually delivered to Mortgagee. This paragraph is not intended to apply to Landlord’s obligation to make any payment that constitutes a Construction-Related Obligation.

(v) Modification; Amendment; or Waiver. Any modification or amendment of the Lease, or any waiver of any terms of the Lease, made without Mortgagee’s written consent.

(vi) Surrender; Etc. Any consensual or negotiated surrender, cancellation, or termination of the Lease, in whole or in part, agreed upon between Landlord and Tenant, unless effected unilaterally by Tenant pursuant to the express terms of the Lease or if the Lease expires by its terms.

(vii) Construction-Related Obligations. Any Construction-Related Obligation of Landlord under the Lease.

(E) Default Under Mortgage. In the event that Mortgagee notifies Tenant of a default under the Mortgage and demands that Tenant pay its Rent and all other sums due under the Lease directly to Mortgagee, Tenant shall honor such demand and pay the full amount of its Rent and all other sums due under the Lease directly to Mortgagee, without offset, or as otherwise required pursuant to such notice beginning with the payment next due after such notice of default, without inquiry as to whether a default actually exists under the Mortgage and notwithstanding any contrary instructions of or demands from Landlord.

(F) Exculpation of Successor Landlord. Notwithstanding anything to the contrary in this Agreement or the Lease, upon any attornment pursuant to this Agreement the Lease shall be deemed to have been automatically amended to provide that Successor Landlord’s obligations and liability under the Lease shall never extend beyond Successor Landlord’s (or its successors’ or assigns’) interest, if any, in Landlord’s Premises from time to time, including insurance and condemnation proceeds, Successor Landlord’s interest in the Lease, and the proceeds from any sale or other disposition of Landlord’s Premises by Successor Landlord (collectively, “Successor Landlord’s Interest”). Tenant shall look exclusively to Successor Landlord’s Interest (or that of its successors and assigns) for payment or discharge of any obligations of Successor Landlord under the Lease as affected by this Agreement. If Tenant obtains any money judgment against Successor Landlord with respect to the Lease or the relationship between Successor Landlord and Tenant, then Tenant shall look solely to Successor Landlord’s Interest (or that of its successors and assigns) to collect such judgment. Tenant shall not collect or attempt to collect any such judgment out of any other assets of Successor Landlord. In addition to any limitation of liability set forth in this Agreement, Mortgagee and/or its successors and assigns shall under no circumstances be liable for any incidental, consequential, punitive, or exemplary damages.

(G) Mortgagee’s Right to Cure.

(i) Notice to Mortgagee. Notwithstanding anything to the contrary in the Lease or this Agreement, before exercising any Termination Right or Offset Right, Tenant shall provide Mortgagee with notice of the breach or default by Landlord giving rise to same (the “Default Notice”) and, thereafter, the opportunity to cure such breach or default as provided for below.

(ii) Mortgagee’s Cure Period. After Mortgagee receives a Default Notice, Mortgagee shall have a period of thirty (30) days beyond the time available to Landlord under the Lease in which to cure the breach or default by Landlord except in the case of an emergency. Mortgagee shall have no obligation to cure (and shall have no liability or obligation for not curing) any breach or default by Landlord, except to the extent that Mortgagee agrees or undertakes otherwise in writing.

(iii) Extended Cure Period. In addition, as to any breach or default by Landlord the cure of which requires possession and control of Landlord’s Premises, provided only that Mortgagee undertakes to Tenant by written notice to Tenant within thirty (30) days after receipt of the Default Notice to exercise reasonable efforts to cure or cause to be cured by a receiver such breach or default within the period permitted by this paragraph, Mortgagee’s cure period shall continue for such additional time as Mortgagee may reasonably require, provided however, that such additional time shall not exceed sixty (60) days in excess of Mortgagee’s standard cure period provided for in Section G(ii) above (the “Extended Cure Period”), to either (a) obtain possession and control of Landlord’s Premises and thereafter cure the breach or default with reasonable diligence and continuity, or (b) obtain the appointment of a receiver and give such receiver a reasonable period of time in which to cure the default.

(H) Confirmation of Facts. Tenant represents to Mortgagee and to any Successor Landlord, in each case as of the Effective Date:

(i) Effectiveness of Lease. The Lease is in full force and effect, has not been modified, and constitutes the entire agreement between Landlord and Tenant relating to Tenant’s Premises. Tenant has no interest in Landlord’s Premises except pursuant to the Lease.

(ii) Rent. Tenant has not paid any Rent that is first due and payable under the Lease after the Effective Date except as required by the Lease.

(iii) No Landlord Default. To the best of Tenant’s knowledge, no breach or default by Landlord exists and no event has occurred that, with the giving of notice, the passage of time or both, would constitute such a breach or default.

(iv) No Tenant Default. To the best of Tenant’s knowledge, Tenant is not in default under the Lease and has not received any uncured written notice of any default by Tenant under the Lease.

(v) No Termination. Tenant has not commenced any action nor sent or received any written notice to terminate the Lease. To the best of Tenant’s knowledge, Tenant has no presently exercisable Termination Right(s) or Offset Right(s).

(vi) Commencement Date. The “Commencement Date” of the Lease has not yet occurred.

(vii) Intentionally Deleted.

(viii) No Transfer. Tenant has not transferred, encumbered, mortgaged, assigned, conveyed or otherwise disposed of the Lease or any interest therein, other than in compliance with the Lease.

(ix) Due Authorization. Tenant has full authority to enter into this Agreement, which has been duly authorized by all necessary actions of Tenant.

(F) Tenant Covenants. Tenant shall not, without obtaining the prior written consent of Mortgagee, (a) enter into any agreement amending, modifying, extending, restating or terminating the Lease, (b) prepay any of the Rent or other sums due under the Lease for more than one (1) month in advance of the due dates thereof except as expressly required by the Lease, (c) voluntarily surrender the Tenant’s Premises demised under the Lease or terminate the Lease without cause or shorten the term thereof, except pursuant to any right of Tenant expressly set forth in the Lease or upon the expiration of the Lease by its terms, or (d) assign the Lease or sublet the Tenant’s Premises or any part thereof other than pursuant to the provisions of the Lease; and any such amendment, modification, termination, prepayment, voluntary surrender, assignment or subletting, without Mortgagee’s prior consent, shall not be binding upon Mortgagee.

(J) Miscellaneous.

(i) Notices. All notices or other communications required or permitted under this Agreement shall be in writing and given by certified mail (return receipt requested) or by nationally recognized overnight courier service that regularly maintains records of items delivered. Each party’s address is as set forth in the opening paragraph of this Agreement, and is subject to change by notice under this paragraph. Notices shall be effective upon receipt or refusal of delivery.

(ii) Successors and Assigns. This Agreement shall bind and benefit the parties, their successors and assigns, any Successor Landlord, and its successors and assigns. If Mortgagee assigns the Mortgage, then upon delivery to Tenant of written notice thereof accompanied by the assignee’s written assumption of all obligations under this Agreement, all liability of the assignor shall terminate.

(iii) Entire Agreement. This Agreement constitutes the entire agreement between Mortgagee and Tenant regarding the subordination of the Lease to the Mortgage and the rights and obligations of Tenant and Mortgagee as to the subject matter of this Agreement.

(iv) Interaction with Lease and with Mortgage. If this Agreement conflicts with the Lease, then this Agreement shall govern as between the parties and any Successor Landlord, including upon any attornment pursuant to this Agreement. This Agreement supersedes, and constitutes full compliance with, any provisions in the Lease that provide for subordination of the Lease to, or for delivery of nondisturbance agreements by the holder of, the Mortgage. Mortgagee confirms that Mortgagee has consented to Landlord’s entering into the Lease.

(v) Mortgagee’s Rights and Obligations. Except as expressly provided for in this Agreement, Mortgagee shall have no obligations to Tenant with respect to the Lease. If an attornment occurs pursuant to this Agreement and Mortgagee is not a Successor Landlord, then all rights and obligations of Mortgagee under this Agreement shall terminate, without thereby affecting in any way the rights and obligations of Successor Landlord provided for in this Agreement.

(vi) Interpretation; Governing Law. The interpretation, validity and enforcement of this Agreement shall be governed by and construed under the internal laws of the Commonwealth of Pennsylvania, excluding its principles of conflict of laws.

(vii) Amendments. This Agreement may be amended, discharged or terminated, or any of its provisions waived, only by a written instrument executed by the party to be charged.

(viii) Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(ix) Mortgagee’s Representation. Mortgagee represents that Mortgagee has full authority to enter into this Agreement, and Mortgagee’s entry into this Agreement has been duly authorized by all necessary actions.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered under seal by Mortgagee and Tenant as of the Effective Date.

MORTGAGEE

BANK OF AMERICA, N.A., a national banking association

By:
Name:
Title:

TENANT

NEURONETICS,INC., a Delaware corporation

By:
Name:
Title:

LANDLORD’S CONSENT

Landlord consents and agrees to the foregoing Agreement, which was entered into at Landlord’s request. The foregoing Agreement shall not alter, waive or diminish any of Landlord’s obligations under the Mortgage or the Lease. The above Agreement discharges any obligations of Mortgagee under the Mortgage and related loan documents to enter into a nondisturbance agreement with Tenant. Tenant is hereby authorized to pay its rent and all other sums due under the Lease directly to Mortgagee upon receipt of a notice as set forth in Section E above from Mortgagee and Tenant is not obligated to inquire as to whether a default actually exists under the Mortgage. Landlord is not a party to the above Agreement.

LANDLORD:

EXETER 3222 PHOENIXVILLE, L.P., a Pennsylvania limited partnership

By:	Exeter 3222 Phoenixville, LLC, a Pennsylvania limited liability company its sole general partner

By:	Exeter Industrial REIT I, a Maryland statutory trust, its sole member

By:	/s/ Timothy J. Weber
Name:	Timothy J. Weber
Title:	Secretary/Treasurer

Dated:	January , 2013

COMMONWEALTH OF PENNSYLVANIA

	S.	.
COUNTY OF

On this, the      day of             ,         , before me, a Notary Public, personally appeared                     , who acknowledged himself/herself to be a                      of NEURONETICS, INC. and that he/she as such officer, being authorized to do so, executed the foregoing document, for the purposes therein contained by signing the name of the corporation by himself/herself as such officer.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

My Commission expires:

STATE OF

S.

COUNTY OF

On this, the                      day of                     ,                     , before me, a Notary Public, personally appeared                     , who acknowledged himself/herself to be a                      of                      and that he/she as such officer, being authorized to do so, executed the foregoing document, for the purposes therein contained by signing the name of the                      by himself/herself as such officer.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

My Commission expires:

STATE OF

S.
COUNTY OF

On this, the    day of             ,         , before me, a Notary Public, personally appeared                     , who acknowledged himself/herself to be a                      of                      and that he/she as such officer, being authorized to do so, executed the foregoing document, for the purposes therein contained by signing the name of the bank by himself/herself as such officer.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

My Commission expires:

SCHEDULE A

Description of Landlord’s Premises

EXHIBIT “G”

PARKING AREAS

EXHIBIT “H”

COMMENCEMENT DATE MEMORANDUM

THIS COMMENCEMENT DATE MEMORANDUM (“Memorandum”) is made as of this      day of             , 20    , between                     , a                      (hereinafter called “Landlord”) and                     , a                      (hereinafter called “Tenant”).

W I T N E S S E T H:

WHEREAS, by that certain Lease Agreement dated             , 2012 (“Lease”), Landlord leases to Tenant certain premises consisting of                      rentable square feet (the “Premises”) located at                     .

WHEREAS, Landlord and Tenant have agreed to enter into this memorandum setting forth certain information with respect to the Lease.

NOW, THEREFORE, Landlord and Tenant agree as follows:

1. All terms not otherwise defined herein shall have the meaning ascribed them in the Lease.

2. The parties to this Memorandum hereby agree that the Commencement Date is             .

3. The Free Rent Period ends on             .

4. The Expiration Date of the initial Term of the Lease is                     .

5. Tenant has accepted possession of the Premises pursuant to the terms of the Lease and all improvements required by the terms of the Lease to be made by Landlord are Substantially Completed.

6. Tenant acknowledges that, to Tenant’s knowledge, there are no existing defenses or offsets which Tenant has against the enforcement of the Lease by Landlord.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Memorandum to be executed the day and year first above written.

LANDLORD:

By:

Name:

Title:

TENANT:

By:

Name:

Title: